                                                                  Execution Copy


                                   EXHIBIT B





                            ASSET PURCHASE AGREEMENT



                            DATED FEBRUARY 14, 1996



                                    BETWEEN


                        BTR ANTIVIBRATION SYSTEMS, INC.


                                      AND


                                  GENCORP INC.

                               TABLE OF CONTENTS

                                                                                                         Page
Article I - Definitions             . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1

         Section 1.01             Definitions . . . . . . . . . . . . . . . . . . . . . . .               1

Article II - Purchase and Sale      . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2

         Section 2.01             Purchase and Sale . . . . . . . . . . . . . . . . . . . .               2
         Section 2.02             Excluded Assets . . . . . . . . . . . . . . . . . . . . .               4
         Section 2.03             Assumption of Liabilities . . . . . . . . . . . . . . . .               6
         Section 2.04             Excluded Liabilities  . . . . . . . . . . . . . . . . . .               7
         Section 2.05             Consents to Assignment  . . . . . . . . . . . . . . . . .               9
         Section 2.06             Purchase Price; Payment . . . . . . . . . . . . . . . . .               9
         Section 2.07             Purchase Price Adjustment . . . . . . . . . . . . . . . .               10
         Section 2.08             Allocation of Purchase Price  . . . . . . . . . . . . . .               14
         Section 2.09             Closing . . . . . . . . . . . . . . . . . . . . . . . . .               14

Article III - Representations and Warranties of the Seller  . . . . . . . . . . . . . . . .               17

         Section 3.01             Organization and Existence  . . . . . . . . . . . . . . .               17
         Section 3.02             Corporate Authorization . . . . . . . . . . . . . . . . .               17
         Section 3.03             Authorization . . . . . . . . . . . . . . . . . . . . . .               18
         Section 3.04             Non-contravention . . . . . . . . . . . . . . . . . . . .               18
         Section 3.05             Absence of Certain Changes  . . . . . . . . . . . . . . .               18
         Section 3.06             Properties  . . . . . . . . . . . . . . . . . . . . . . .               19
         Section 3.07             Litigation  . . . . . . . . . . . . . . . . . . . . . . .               19
         Section 3.08             Material Contracts  . . . . . . . . . . . . . . . . . . .               20
         Section 3.09             Compliance with Laws  . . . . . . . . . . . . . . . . . .               22
         Section 3.10             Permits . . . . . . . . . . . . . . . . . . . . . . . . .               22
         Section 3.11             Labor and Employment Matters  . . . . . . . . . . . . . .               22
         Section 3.12             Intellectual Property . . . . . . . . . . . . . . . . . .               23
         Section 3.13             Fees and Commissions  . . . . . . . . . . . . . . . . . .               24
         Section 3.14             Central Services  . . . . . . . . . . . . . . . . . . . .               24
         Section 3.15             Henniges  . . . . . . . . . . . . . . . . . . . . . . . .               24

         Section 3.16             Financial . . . . . . . . . . . . . . . . . . . . . . . .               24

Article IV - Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . .               24

         Section 4.01             Organization and Existence  . . . . . . . . . . . . . . .               25
         Section 4.02             Corporate Authorization . . . . . . . . . . . . . . . . .               25
         Section 4.03             Authorization . . . . . . . . . . . . . . . . . . . . . .               25
         Section 4.04             Non-contravention . . . . . . . . . . . . . . . . . . . .               26
         Section 4.05             Fees and Commission . . . . . . . . . . . . . . . . . . .               26
         Section 4.06             Litigation  . . . . . . . . . . . . . . . . . . . . . . .               26
         Section 4.07             Inspections; Limitation of Seller's
                                  Warranties  . . . . . . . . . . . . . . . . . . . . . . .               26

Article V - Covenants of the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . .               27

         Section 5.01             Further Conveyances . . . . . . . . . . . . . . . . . . .               27
         Section 5.02             Non-Competition Covenant  . . . . . . . . . . . . . . . .               27
         Section 5.03             Closing Statement . . . . . . . . . . . . . . . . . . . .               29

Article VI - Covenants of the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .               29

         Section 6.01             GenCorp Name  . . . . . . . . . . . . . . . . . . . . . .               29
         Section 6.02             Vacation of Shared Facility . . . . . . . . . . . . . . .               30
         Section 6.03             Non-Solicitation of Employees . . . . . . . . . . . . . .               30
         Section 6.04             Henniges  . . . . . . . . . . . . . . . . . . . . . . . .               30
         Section 6.05             NIST  . . . . . . . . . . . . . . . . . . . . . . . . . .               30
         Section 6.06             Letters of Credit . . . . . . . . . . . . . . . . . . . .               30

Article VII - Covenants of Both Parties . . . . . . . . . . . . . . . . . . . . . . . . . .               31

         Section 7.01             Public Announcements  . . . . . . . . . . . . . . . . . .               31
         Section 7.02             Administration of Accounts  . . . . . . . . . . . . . . .               31
         Section 7.03             Transfer Taxes  . . . . . . . . . . . . . . . . . . . . .               31
         Section 7.04             Access to Former Business Records . . . . . . . . . . . .               31
         Section 7.05             Access to Former Employees  . . . . . . . . . . . . . . .               32
         Section 7.06             Customer Initiated Product Replacement
                                  Program . . . . . . . . . . . . . . . . . . . . . . . . .               32

Article VIII - Employee Matters     . . . . . . . . . . . . . . . . . . . . . . . . . . .                 33

         Section 8.01             Salaried Employees  . . . . . . . . . . . . . . . . . . .               33
         Section 8.02             Union Employees . . . . . . . . . . . . . . . . . . . . .               39
         Section 8.03             No Third Party Claims . . . . . . . . . . . . . . . . . .               40
         Section 8.04             Workers Compensation  . . . . . . . . . . . . . . . . . .               40

Article IX - Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               40

         Section 9.01             Environmental Matters . . . . . . . . . . . . . . . . . .               40
         Section 9.02             Investigation Limitation  . . . . . . . . . . . . . . . .               41
         Section 9.03             Liability for Environmental Conditions  . . . . . . . . .               41
         Section 9.04             Environmental Claims  . . . . . . . . . . . . . . . . . .               43
         Section 9.05             Groundwater Testing . . . . . . . . . . . . . . . . . . .               45

Article X - Survival; Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .               46

         Section 10.01            Survival of Representations, Warranties . . . . . . . . .               46
         Section 10.02            Seller's Agreement to Indemnify . . . . . . . . . . . . .               46
         Section 10.03            Buyer's Agreement to Indemnify  . . . . . . . . . . . . .               46
         Section 10.04            Indemnification Limits; Exclusive Remedy  . . . . . . . .               47
         Section 10.05            Procedure for Third Party Claims  . . . . . . . . . . . .               49
         Section 10.06            Procedure for Direct Claims . . . . . . . . . . . . . . .               51

Article XI - Miscellaneous          . . . . . . . . . . . . . . . . . . . . . . . . . . .                 51

         Section 11.01            Expenses  . . . . . . . . . . . . . . . . . . . . . . . .               51
         Section 11.02            Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . .               51
         Section 11.03            Assignment  . . . . . . . . . . . . . . . . . . . . . . .               52
         Section 11.04            Severability  . . . . . . . . . . . . . . . . . . . . . .               52
         Section 11.05            Amendment and Waiver  . . . . . . . . . . . . . . . . . .               52
         Section 11.06            Parties in Interest; Limitation on Rights of Others . .                 53
         Section 11.07            Counterparts; Effectiveness . . . . . . . . . . . . . . .               53
         Section 11.08            Entire Agreement  . . . . . . . . . . . . . . . . . . . .               53
         Section 11.09            Governing Law . . . . . . . . . . . . . . . . . . . . . .               53
         Section 11.10            Notices . . . . . . . . . . . . . . . . . . . . . . . . .               53
         Section 11.11            Interpretation  . . . . . . . . . . . . . . . . . . . . .               54

Exhibit A - Definitions
Exhibit B - Excluded Assets
Exhibit C - Assumed Liabilities
Exhibit D - Excluded Liabilities
Exhibit E - August Working Capital Statement
Exhibit F - Income Statements
Exhibit G - Groundwater Testing
Exhibit H - Estimated Closing Net Assets Statement
Exhibit I - GenCorp Accounting Principles
Exhibit J - Liens
Exhibit K - Wabash VC Equipment
Exhibit L - Working Capital Items
Exhibit M - D&E VC Equipment and Farmington Hills VC Equipment

                                                                  Execution Copy




                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated February 14,1996, between BTR ANTIVIBRATON SYSTEMS, INC., an Indiana corporation (the "Buyer") and GENCORP INC., an Ohio corporation (the "Seller").

         WHEREAS, the Seller, among other things, conducts a business through its Vibration Control Division which designs, develops, manufactures and sells vibration control components for automobile and truck applications and certain products for the marine and agricultural industries; and

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Buyer desires to purchase from the Seller and Seller desires to sell to Buyer substantially all of the assets associated with such business, and the Seller desires to transfer to the Buyer, and the Buyer has agreed to assume, certain liabilities associated with such business.

          NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          SECTION 1.01. DEFINITIONS. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Exhibit A.

                                   ARTICLE II

                               PURCHASE AND SALE
                               -----------------

         SECTION 2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Buyer hereby purchases from Seller and Seller hereby sells, transfers, assigns and delivers to the Buyer, all of its right, title and interest in and to the assets and properties of Seller which are Attributable to the VC Business, wherever located, whether tangible or intangible, real or personal, whether owned directly or indirectly, other than the Excluded Assets (all the assets and properties to be transferred to the Buyer by Seller pursuant to this Agreement are referred to collectively herein as the "Purchased Assets"). Without limiting the foregoing, the Purchased Assets include all of Seller's right, title and interest in, to and under the following (except as otherwise specified herein and other than those which are Excluded Assets):

         (a) all real property owned by Seller which is Attributable to the VC Business, together with all buildings, fixtures and improvements erected thereon and appurtenances thereto (collectively, the "Owned Real Property") including, without limitation, the Logansport Facility and the Peru Facility;

         (b) all real property leased by Seller which is Attributable to the VC Business (the "Leased Real Property") including, without limitation, the Ft. Wayne Facility;

         (c)     (i)  all machinery, equipment, tooling, dies, furniture,
office equipment,   communications equipment, vehicles, spare and replacement
parts and other similar tangible personal property Attributable to the VC Business (collectively, the "Equipment") including, without limitation, and all such property used or held for use by Seller at the Logansport Facility and Peru Facility, and (ii) the Wabash VC Equipment, the D&E VC Equipment and the Farmington Hills VC Equipment;

         (d) (i) all raw materials, work-in-process, finished goods, supplies, spare parts, samples and stores Attributable to the VC Business (collectively, the "Inventory") including, without limitation, all such items used or held for use by

Seller at the Logansport Facility and Peru Facility, and (ii) the Wabash VC Inventory;

         (e) all contracts, agreements, options, personal property leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party and which are Attributable to the VC Business (collectively, the "Contracts");

         (f) all quotations, bids and proposals made or received by Seller and Attributable to the VC Business (collectively, "Bids");

         (g) all accounts receivable, receivables and advances of Seller, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto which are Attributable to the VC Business;

         (h) all petty cash of Seller located at the Logansport Facility and Peru Facility ("Petty Cash");

         (i) all rights, claims, credits, causes of action, rights of set off, indemnity rights, defenses and warranty and other claims of Seller against third parties which are Attributable to the VC Business, whether accrued to or
to accrue,   including, without limitation, claims under  or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties and under the Patents;

         (j) all prepaid charges and expenses of Seller Attributable to the VC Business and usable by Buyer;

         (k) all licenses, permits, approvals, certificates, consents, orders or other authorizations issued or granted to Seller by any Governmental Authority and Attributable to the VC Business (the "Permits");

         (l) originals or copies of all books, records, files, books of account, invoices, engineering information, sales and promotional literature, manuals, sales and purchase correspondence, lists of suppliers and customers, personnel and employment records of Transferred Employees, and accounting, marketing, engineering and manufacturing documentation, whether in hard copy or computer format, to the extent Attributable to the VC Business.

         (m) subject to rights of the Government pursuant to the NIST Contract and the rights held by third parties that have been licensed by the Seller prior to the Closing Date, the VC Intellectual Property and that portion of any composite mark Attributable to the VC Business which does not incorporate the name GenCorp;

         (n) the JV Shares and the following bank accounts (the "JV Accounts"): GKK Automotive Co. Ltd., National Bank of Detroit accounts Nos. 77619 and 8557-53 and GT Automotive Co., Ltd., National Bank of Detroit account Nos. 77883 and 7119-53; and

         (o)     any other asset reflected on the Closing Net Assets Statement.

         SECTION 2.02. EXCLUDED ASSETS. The Buyer expressly understands and agrees that the following assets, properties and rights (the "Excluded Assets") are excluded from, and shall not be counted among, the Purchased Assets:

         (a) all of the Seller's cash, negotiable securities, letters of credit, bonds and cash equivalents (whether or not Attributable to the VC Business), except for the Petty Cash and any other cash, negotiable securities, letters of credit, bonds and cash equivalents reflected on the Closing Net Assets Statement;

         (b)     all Intellectual Property which is not VC Intellectual
Property;

         (c) (i) Henniges and all assets, properties, rights, contracts and business of Henniges, (ii) the Farmington Hills Facility, (iii) the Wabash Facility, (iv) the D&E Facility, (v) the CTC Facility, (vi) the AMPE Facility, and (vii) all machinery, tooling, dies, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts and other similar tangible personal property and all raw materials, work-in-process, finished goods, supplies, spare parts, samples and stores used or held for use at the Farmington Hills Facility, D&E Facility, Wabash Facility, CTC Facility or the AMPE Facility except for the D&E VC Equipment, the Farmington Hills VC Equipment, the Wabash VC Equipment and the Wabash VC Inventory;

         (d) The names and trademarks "GenCorp", and "GenCorp Automotive" and related trademarks, corporate names, and trade names incorporating "GenCorp", and all stylized logos incorporating the name "GenCorp" excluding that portion of any composite mark Attributable to the VC Business which does not incorporate the name GenCorp;

         (e) All rights, claims, credits, causes of action, rights of set off, indemnity rights, defenses and warranty and other claims against third parties, whether accrued or to accrue, to the extent relating to any Excluded Assets or to any Excluded Liabilities;

         (f) All deposits, prepaid charges and advance payments to the extent relating to other Excluded Assets or to any Excluded Liabilities;

         (g)     All rights or claims to Tax refunds and all Tax benefits;

         (h) All policies of insurance and claims and rights under such policies of insurance;

         (i) Any item described in Section 2.01(k) which is privileged, copies of any of the items described in 2.01(k) and all books and records pertaining to Seller's employee benefit plans;

         (j)     All employee benefit plans and any assets of any such plans;

         (k) All bank checks, bank accounts, safety deposit boxes, lock boxes and agreements with banks and other financial institutions except the JV Accounts;

         (l) Any assets, rights, properties, contracts and business of Seller other than the Purchased Assets;

         (m) All of Seller's rights under this Agreement and any other agreement or instrument delivered by Seller in connection herewith;

         (n)     The assets and properties which are identified on Exhibit B.

; provided, however, that no item described in (a) through (n) above shall be an Excluded Asset (and shall be a Purchased Asset) to the extent such assets are reflected on the Closing Net Assets Statement.

         SECTION 2.03. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, the Buyer hereby assumes and becomes directly and solely responsible for the payment, performance and discharge of the following (collectively, the "Assumed Liabilities):

         (a) All liabilities and obligations reflected on the Closing Net Assets Statement;

         (b) Any liability of Seller for unpaid amounts for charges incurred, goods received, or services rendered to the VC Business by an Independent Party in the ordinary course prior to the Closing Time, provided that the GenCorp Accounting Principles do not require such amounts to be reflected on the Closing Net Assets Statement;

         (c) Subject to the right or reimbursement provided for in Section 7.06, all liabilities and obligations arising out of or resulting from any claim to accept return of, provide refunds for, or to repair, replace, recall or service any VC Business product produced by Seller before the Closing or by Buyer after the Closing;

         (d) All liabilities and obligations arising out of or resulting from any injury to person or damage to property resulting from VC Business products produced or any VC Business services performed by Buyer after the Closing Time;

         (e) All liabilities and obligations arising under or resulting from the performance of or any nonperformance under any Contract or Bid to the extent occurring after the Closing Time;

         (f) All liabilities and obligations arising under or resulting from the compliance with or any noncompliance under any Permit to the extent occurring after the Closing Time;

         (g) All liabilities and obligations arising out of or resulting from violation of any Applicable Law in the conduct of the VC Business by Buyer to the extent occurring after the Closing Time including, without limitation, any violation of an Environmental Law other a than liability or obligation that arises from a Continued

Wabash Operation;

         (h) All liabilities and obligations arising out of or resulting from any infringement or other misappropriation of the Intellectual Property rights of third parties in the conduct of the VC Business by Buyer to the extent occurring after the Closing;

         (i)     The liabilities and obligations assumed by Buyer pursuant to
Article VIII;

         (j) To the extent not covered in Sections 2.03(a) through (i) and except as otherwise provided in this Agreement, any liability or obligation of Buyer arising out of or resulting from acts, omissions, events, occurrences, or transactions of whatsoever type or nature, to the extent arising out of or resulting from (i) the ownership, use or possession of the Purchased Assets by Buyer after the Closing Time or (ii) the conduct of the VC Business by Buyer after the Closing Time; and

         (k)     The matters set forth on Exhibit C.

         SECTION 2.04. EXCLUDED LIABILITIES. Except for the Assumed Liabilities and as elsewhere provided in this Agreement: (i) the Buyer does not hereby assume, and shall not as a result of the transactions contemplated hereby at any time hereafter become liable for, any liability or obligation of Seller of any nature whatsoever, whether accrued, liquidated, unliquidated, known, unknown or otherwise (collectively, the "Excluded Liabilities"), and
(ii) without limiting (i), the Excluded Liabilities include the following liabilities and obligations:

         (a) All liabilities and obligations arising out of or resulting from any injury to person or damage to property resulting from VC Business products produced and sold or any VC Business services performed by Seller prior to the Closing Time;

         (b) All liabilities and obligations of Seller arising under or resulting from performance of or any nonperformance under any Contract or Bid to the extent occurring prior to the Closing Time;

         (c) All liabilities and obligations of Seller arising under or resulting from any compliance with or any noncompliance under any Permit to the extent occurring prior to the Closing Time;

         (d) All liabilities and obligations arising out of or resulting from any violation of any Applicable Law by Seller in the conduct of the VC Business to the extent occurring prior to the Closing Time including, without limitation, any violation of an Environmental Law;

         (e) All liabilities and obligations arising out of or resulting from infringement or other misappropriation of the Intellectual Property rights of third parties in the conduct by Seller of the VC Business to the extent occurring prior to the Closing Time;

         (f) To the extent not covered in Sections 2.04(a) through (e) and except as otherwise provided in this Agreement, any liability or obligation of Seller arising out or resulting from acts, omissions, events, occurrences, or transactions of whatsoever type or nature, to the extent arising out of or resulting from (i) the ownership, use or possession by Seller of the Purchased Assets prior to the Closing Time or (ii) the conduct of the VC Business by Seller prior to the Closing Time including, without limitation any liability of Seller under Applicable Law;

         (g) Any and all liabilities of any nature whatsoever relating to Seller's employee benefit plans;

         (h)     The matters set forth on Exhibit D; and

         (i) Any and all liability of whatsoever nature to any Governmental Authority or Independent Party (including, without limitation, any liability arising under Applicable Law) resulting from: (x) any and all Wabash Environmental Conditions at the Wabash Facility existing at or before the Closing Time, or (y) any Wabash Environmental Condition which arises at the Wabash Facility after the Closing Time or any Wabash Environmental Condition migrating through soil or groundwater from the Wabash Facility to the extent, in either case, resulting from: (a) Seller's activities or inactivities at the Wabash Facility or (b) Buyer continuing Seller's activities or inactivities in the Wabash Facility (excluding accidental occurrences and out of the ordinary activities and inactivities) in connection with the operation in the Wabash Facility of the VC Business after the Closing Time provided that such activities and inactivities of Buyer are conducted consistent with the manner in which Seller conducted such activities or inactivities immediately prior to the Closing Time (such activities and inactivities so conducted "Continued Wabash Operations").

         SECTION 2.05. CONSENTS TO ASSIGNMENT. The following shall apply to all Contracts and Permits:

         (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or agreement to assign any Contract, Bid or any Permit (or any rights thereunder) if an attempted assignment thereof, without the consent waiver, confirmation, novation or approval (a "Consent") of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of the Buyer or the Seller thereunder.

         (b) With respect to any such Contract, Bid or Permit, after the Closing, the Seller and the Buyer will use reasonable good faith efforts to obtain as expeditiously as possible the Consent of the other parties to such item for the assignment thereof to the Buyer or, alternatively, written confirmation from such parties reasonably satisfactory in form and substance to the Buyer and the Seller that such Consent is not required; provided, however, that Seller will not be obligated to pay any consideration therefor or to incur any other obligation in connection therewith.

          (c) To the extent that any such Consent is not obtained, Seller shall, to the extent it may lawfully and without breach do so, use reasonable efforts to: (i) cooperate with Buyer in any reasonable arrangement intended to provide to Buyer the benefits of any such Contract, Bid or Permit and (ii) upon Buyer's reasonable request enforce for the benefit of Buyer, any rights of Seller arising from any such Contract, Bid or Permit; provided, however, in using such reasonable efforts Seller shall not be obligated to pay any consideration or incur any other obligation.

         (d) Notwithstanding the absence of any such Consents from and after the Closing, Buyer shall perform all obligations under such Contracts, Bids and Permits on behalf of Seller.

         SECTION 2.06.  PURCHASE PRICE; PAYMENT.

         (a) For purposes of this Agreement, the term "Purchase Price" means:

                 (i)      Eighty Million Dollars ($80,000,000);

                 (ii)     plus or minus the amount of the Adjustment;

                 (iii) minus Two Million Eight Hundred Eighty-Five Thousand Dollars ($2,885,000) (the "S&P Amount").

         (b) At the Closing Buyer shall pay to Seller by wire transfer the sum of Eighty Million Dollars ($80,000,000) and, when finally determined in accordance with Section 2.07, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount of the Adjustment.

         (c) All payments hereunder shall be made by delivery to the payee as follows:

                 (i) Payments under this Agreement in excess of $10,000 shall be made by wire transfer (in immediately available funds) to the account designated by the payee.

                 (ii) In all other cases, the party obligated to make a payment under this Agreement will do so by delivering to the payee a bank cashier's check (in immediately available funds) payable to the order of the payee.

         SECTION 2.07. PURCHASE PRICE ADJUSTMENT. The Adjustment will be determined as follows:

         (a) Buyer acknowledges that Seller delivered to Buyer on January 30, 1996 a statement of the Working Capital Items for the VC Business as of August 30, 1995 which statement is attached hereto as Exhibit E (the "August Working Capital Statement"). The "Base Line Working Capital Amount" is the amount of the Working Capital Items on the August Working Capital Statement which are current assets minus the amount of the Working Capital Items on the Baseline Balance Sheet which are current liabilities and equals Sixteen Million Four Hundred Thousand Dollars ($16,400,000). Buyer has been given the opportunity to review the accounting practices and specific calculations used to prepare the August Working

Capital Statement and has had access to all data, schedules and work papers used by Seller in preparing the August Working Capital Statement. Buyer has proposed certain adjustments to the August Working Capital Statement which have not been agreed to by Seller and which are described in the draft Ernst & Young letter dated February 13, 1996 (the "E&Y Letter").

         (b) As promptly as possible, but in any event within twenty (20) days following the Closing Time, Seller shall prepare and deliver to Buyer the August Working Capital Statement adjusted to reflect the changes in the book value or book amount of the Working Capital Items stated thereon occurring between the date of the August Working Capital Statement and the Closing Time (the "Closing Working Capital Statement"). Buyer shall give Seller access to the data necessary to prepare the Closing Working Capital Statement and provide Seller with the reasonable assistance of Buyer's employees in connection therewith. Representatives of Buyer shall have the right to participate with representatives of Seller in the process of preparing the Closing Working Capital Statement and shall have access to all data, schedules and work papers used by Seller in preparing the Closing Working Capital Statement.

         (c) The Closing Working Capital Statement shall become final and binding upon Buyer unless on or before the forty-fifth (45th) day after Buyer's receipt of the Closing Working Capital Statement Buyer shall deliver to Seller a written notice of its objection to the amount of any Working Capital Item on the Closing Working Capital Statement, together with proposed changes thereto and the reasons for such changes; provided, however, that the only objection to the Closing Working Capital Statement which Buyer may make is whether the Closing Working Capital Statement accurately reflects, in accordance with the GenCorp Accounting Principles used to prepare the August Working Capital Statement, the book value or book amount of the Working Capital Items included thereon. Buyer may not object to any other matter pertaining to the August Working Capital Statement (other than matters described in the E&Y Letter) or Closing Working Capital Statement. All matters on which no notice of objection is given shall be deemed final and binding. In no event may Buyer submit a notice of objection which suggests a change in the Closing Working Capital Statement of less than $100,000 in the aggregate.

         (d) If Buyer issues a notice of objection, Seller and Buyer shall meet and attempt to resolve the dispute within fifteen (15) days following Buyer's notice of objection. If the parties resolve all or some of the matters in dispute within such fifteen (15) day period then the parties shall prepare and sign an Adjusted Closing Working Capital Statement reflecting such agreement which shall be deemed final and binding. As to matters which remain in dispute after such fifteen (15) day period ("Unresolved Matters"), the Closing Working Capital Statement shall be deemed final unless Buyer shall within ten (10) days after the end of such fifteen (15) day period request that the Closing Working Capital Statement be reviewed by the Accounting Firm.

         (e) Buyer shall give notice of its request for review by the Accounting Firm to Seller in writing and shall within ten (10) days after such notice submit a written statement of its position to the Accounting Firm and to Seller. Seller may within ten (10) days of the Buyer submitting its written statement to the Accounting Firm respond to such written statement with its own written statement. The Accounting Firm shall consider both written statements as it performs its duties. The authority of the Accounting Firm in reviewing the Closing Working Capital Statement shall be limited to determining whether, as to the Working Capital Items included within the Unresolved Matters, the Closing Working Capital Statement accurately reflects, in accordance with the GenCorp Accounting Principles used to prepare the August Working Capital Statement, the book value or book amount of such Working Capital Items. The Accounting Firm shall not have the authority to review or make a determination with respect to any matter except the Working Capital Items included within the Unresolved Matters, it being understood that the Accounting Firm shall not be retained to conduct its own independent audit or review, but rather shall be retained only to resolve specific differences between Seller and Buyer within the range of such difference and consistent with the GenCorp Accounting Principles. Either party or the Accounting Firm may request that each of the parties present oral arguments to the Accounting Firm in the presence of the other party at any time prior to the Accounting Firm's resolution of the Unresolved Matters. The parties shall require the Accounting Firm to complete its review not later than the thirtieth (30th) day following the submission of the matter to the Accounting Firm. Buyer and Seller shall bear the fees and expenses of review by the Accounting Firm in the same proportion as the ratio of each parties' position is to the final determination by the Accounting Firm, as determined by the Accounting Firm, whose determination shall be final and binding on the parties.

   (f)     The Accounting Firm shall prepare a report of any adjustments to such

Working Capital Items it deems necessary so that such Working Capital Items are reflected on the Closing Working Capital Statement in accordance with the GenCorp Accounting Principles. Such report shall contain an explanation of any such adjustment and a description of why such GenCorp Accounting Principles required such adjustment. Promptly after its completion, the Accounting Firm shall provide such report to Seller and Buyer. Seller shall incorporate all such adjustments into the Closing Working Capital Statement within fifteen (15) days after receipt of such adjustments, which shall thereupon become the Adjusted Closing Working Capital Statement and which shall be final and binding upon Buyer and Seller.

         (g) The "Closing Working Capital Amount" is the book value of the Working Capital Items which are current assets on the Closing Working Capital Statement or Adjusted Closing Working Capital Statement, as the case may be, minus the book amount of the Working Capital Items which are current liabilities as shown on the Closing Working Capital Statement or the Adjusted Closing Working Capital Statement, as the case may be. Within ten (10) days after the date the Closing Working Capital Statement or the Adjusted Closing Working Capital Statement becomes final in accordance with this Section 2.07 (such tenth day being referred to herein as the "Settlement Date"), Seller shall pay to Buyer the amount, if any, by which the Closing Working Capital Amount is less than the Base Line Working Capital Amount or Buyer shall pay to Seller the amount, if any, by which the Closing Working Capital Amount is more than the Base Line Working Capital Amount, together with, in either case, interest from the Closing Time on the amount paid under this Section 2.07(g) calculated at an annual rate equal to the prime rate as publicly announced by Citibank, N.A., New York, New York as of the Closing Time (any amount so paid under this Section 2.07(h) the "Adjustment"). In addition, Seller shall pay to Buyer at the time the Adjustment is paid the S&P Amount.

         (h) Upon the Closing Working Capital Statement (if there are no adjustments) or the Adjusted Closing Working Capital Statement (if there are adjustments) becoming final Seller shall adjust the Closing Net Assets Statement delivered to Buyer prior to the Closing by incorporating into it such final Closing Working Capital Statement or Adjusted Working Capital Statement and the resulting adjusted Closing Net Assets Statement shall be deemed to be the Closing Net Assets Statement for all purposes under this Agreement. Notwithstanding Section 3.16, Buyer shall not have a right to make any Indemnification Claim under Section 3.16 in respect of any matter which is determined or deemed determined under this
Section 2.07.

         SECTION 2.08.  ALLOCATION OF PURCHASE PRICE. Not later than ninety
(90) days after the Closing, the Buyer shall provide to the Seller proposed statements prepared by Ernst & Young (the "Allocation Statements") allocating, in accordance with generally accepted appraisal techniques, the total of the Purchase Price and the book amount of the Assumed Liabilities pursuant to this Agreement, to the different items of Purchased Assets and to the Seller's obligations hereunder. Such allocation shall be conclusive and binding on the parties unless there is no substantial authority under the IRC for such allocation. Any costs or expenses incurred by the Buyer in connection with such Allocation Statements (including appraisal fees) shall be borne by the Buyer. The Buyer and the Seller respectively agree to file all income, franchise and other Tax returns, and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. The Buyer shall prepare the Form 8594 under Section 1060 of the Code relating to this transaction based on the Allocation Statements and deliver such Form to the Seller within 60 days after finalization of the Allocation Statements as provided above. The Buyer and the Seller respectively agree to file such Form with each relevant taxing authority, and to refrain from taking any position inconsistent with such Form or Allocation Statements with any taxing authority unless otherwise required by Applicable Law. Buyer shall adjust consistent with this Section 2.08 and deliver to Seller revised Allocation Statements, if necessary, based upon the final Closing Net Assets Statement, and such revised valuation, if any, shall supersede for all purposes the original Allocation Statements.

         SECTION 2.09.  CLOSING.

         (a) CLOSING. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place simultaneously with the execution and delivery of this Agreement at the offices of Seller, 175 Ghent Road, Fairlawn, Ohio 44333-3300 and shall be deemed to have occurred for all purposes under this Agreement as of 11:00 p.m. the date hereof (such time the "Closing Time").

         (b)     CLOSING DELIVERIES.

                 (i) DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

                          (A)     By wire transfer in immediately available
funds the sum of Eighty Million Dollars ($80,000,000);

                          (B)     A copy of resolutions of the Board of
Directors of Buyer, certified by its Secretary or an Assistant Secretary, authorizing the negotiation, execution, delivery and performance of this Agreement and all related agreements, documents and certificates;

                          (C)     An opinion of Peter M. Kent, Esq., Assistant
General Counsel to Buyer, dated the date hereof;

                          (D)     A Supply Agreement dated the date hereof
covering the supply of compound to Buyer by Seller (the "Supply Agreement");

                          (E)     A Lease from Seller to Buyer of portions of
the Wabash Facility dated the date hereof (the "Wabash Lease");

                          (F)     A License and Technical Services Agreement
between Buyer and Seller dated the date hereof (the "License and Technical Services Agreement");

                          (G)     The Novation Agreements;

                          (H)     Such other documents and certificates
required to be executed and/or delivered by Buyer at the Closing in accordance with the terms of this Agreement;

                          (I)     A guaranty (the "Guaranty") of BTR Dunlop,
Inc..

                 (ii) DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer the following:

                          (A)     Special warranty deeds with respect to the
Owned Real Property; provided, however, any and all warranties, expressed or implied, from the use of the words "grant" or "convey" in the deeds are hereby disclaimed and excluded.

                          (B)     Such bills of sale, stock powers, assignments
and other instruments of transfer, assignment and conveyance as may be reasonably necessary to convey, transfer and assign to Buyer all of Seller's right, title and interest in and to the Purchased Assets other then the Owned Real Property;

                          (C)     A copy of resolutions of the Board of
Directors of Seller, certified by its Secretary or an Assistant Secretary, authorizing the negotiation, execution, delivery and performance of this Agreement and all related agreements, documents and certificates;

                          (D)     An opinion of C. R. Ennis, as counsel to
Seller, dated the date hereof,

                          (E)     The Supply Agreement;

                          (F)     The Wabash Agreement;

                          (G)     The License and Technical Services Agreement;

                          (H)     Certificates evidencing the JV shares;

                          (I)     The Novation Agreements;

                          (J)     The Estimated Closing Net Assets Statement;

                          (K)     Such other documents and certificates
required to be executed and/or delivered by Seller at the Closing in accordance with the terms of this Agreement; and

                          (L)     A schedule of fixed assets  at the Logansport
Facility and Peru Facility which are included in the Purchased Assets, by location.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Except as otherwise set forth on the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows as of the date hereof:

         SECTION 3.01. ORGANIZATION AND EXISTENCE. Seller and each JV Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller and each JV Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary to carry on its business as now conducted.

         SECTION 3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Seller of this Agreement and each other agreement or instrument executed and delivered or to be executed and delivered by the Seller pursuant to this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by the Seller pursuant to this Agreement constitutes or will constitute, a legal, valid and binding obligation of Seller enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity). Seller is not a foreign entity pursuant to the terms and conditions of the Foreign Investment in Real Property Act of 1980.

         SECTION 3.03. AUTHORIZATION. Except as set forth in Section 3.03 of the Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than:

       (a)     compliance with any applicable requirements of any Antitrust Laws

(including the HSR Act); and

         (b)     any actions, consents, approvals or filings otherwise
expressly     referred to in this Agreement or the Disclosure Schedule.

         SECTION 3.04. NON-CONTRAVENTION. Except as set forth in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

         (a) conflict with the Articles of Incorporation or Code of Regulations of the Seller;

         (b)     assuming compliance with the matters referred to in Section
3.03 conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the VC Business; or

         (c) require the consent of the other party to or issuing Governmental Authority of any Scheduled Contract or any Scheduled Permit.

         SECTION 3.05.  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Section 3.05 of the Disclosure Schedule, since August 30, 1995, the VC Business has been conducted in the ordinary course consistent with past practice, and there has not been:

         (a) any event, occurrence, development or change in the VC Business that has had a Material Adverse Effect, other than those resulting from changes, whether actual or prospective, in general conditions applicable to the industries in which the VC Business is involved or in general economic conditions;

         (b)     any material damage, destruction or other casualty loss
affecting the VC   Business; or

         (c) any material change by the Seller in its accounting principles, methods or practices as applied to the VC Business or in the manner the VC Business keeps its books and records including, without limitation, any acceleration of receivables, delay of payables or changes in inventory management in anticipation of the transactions contemplated hereby.

         SECTION 3.06.  PROPERTIES.

         (a) The Seller owns all of the Purchased Assets reflected on the Closing Net Assets Statement free and clear of all liens and encumbrances except for: (i) Permitted Liens, (ii) liens and encumbrances to secure the payment of liabilities reflected on the Closing Net Assets Statement and (iii) Title Matters not known to Seller in respect of the Owned Real Property. All of the tangible personal property owned by Seller and located at the Facilities is included in the Purchased Assets.

         (b) Section 3.06(b) of the Disclosure Schedule sets forth a true and complete list of all real property owned by the Seller that is Attributable to the VC Business.

         (c) Except for the Excluded Assets, the Contracts, Bids and Permits described in Section 2.05(a) and as set forth in Section 3.06(c) of the Disclosure Schedule, the Purchased Assets, together with the Intellectual Property rights to be licensed to Buyer and the services to be provided to Buyer pursuant to the License and Technical Assistance Agreement or Technical Services Agreement, constitute or provide Buyer with access to (subject to the terms of such Agreements), all of the real property, tangible personal property and Intellectual Property used or held for use by Seller in the operation of the VC Business immediately prior to the Closing.

         SECTION 3.07.  LITIGATION.   Except as disclosed in Section 3.07 of
the Disclosure Schedule:

         (a) there are no actions, suits, proceedings, or notices of violation or requests for information under CERCLA, by any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the knowledge of Seller, threatened against Seller in respect of the VC Business;

         (b) there are no existing orders, judgments or decrees (other than those of general application) of any Governmental Authority adversely affecting the VC Business; and

         (c)     there are no actions, suits or proceedings by any Governmental

Authority or any other Person pending or, to the knowledge of Seller, threatened against Seller which are reasonably likely to adversely effect Seller's ability to perform its obligations hereunder or which seek to enjoin the transactions contemplated by this Agreement.

         SECTION 3.08.  MATERIAL CONTRACTS.

         (a) Section 3.08(a) of the Disclosure Schedule identifies by date and the parties thereto the following (collectively, the "Scheduled Contracts"):

                 (i) each executory agreement between the Seller and any customer of the VC Business for a dollar volume of purchases of products or services from the VC Business which (together with all prior purchases under such agreement) is reasonably expected to exceed $500,000;

                 (ii) each executory agreement between the Seller and any supplier of products or services to the VC Business for a dollar volume of sales to the VC Business which (together with all prior sales under such agreement) is reasonably expected to exceed $50,000;

                 (iii) any executory contract or commitment of the VC Business (other than those referred to in (i), (ii), (iv), (v), (vi), (vii),
(viii) of this Section 3.08(a)), written or oral, that involves a prospective commitment of more than $500,000 or which is not terminable without material penalty within twelve (12) months following the Closing;

                 (iv) all sale, distribution, commission, marketing, or similar agreements of Seller relating to the VC Business providing for the marketing and/or sale of the products or services of the VC Business which are not terminable without material penalty to the Seller or the Buyer upon ninety days or less notice to the other party thereto;

                 (v) all partnership, joint venture or other similar contracts, arrangements or agreements relating to the VC Business as a result of which Seller owns, directly or indirectly, an equity interest (whether as a limited or general partner, as a shareholder or otherwise);

                 (vi) all material leases of tangible personal property for the VC Business;

                 (vii)    all leases of real property for the VC Business; and

                 (viii) all employment, severance pay, stay bonus retention, or termination pay agreements (collectively, the "Employment Agreements") between the Seller and any employee of the VC Business.

         (b) Section 3.08(b) of the Disclosure Schedule identifies by date and the parties thereto the following:

                 (i) each bid by Seller to any customer of the VC Business which, if accepted, would reasonably be expected to result in a dollar volume of sales of products or services from the VC Business in excess of $500,000;

                 (ii) a complete description of all express product warranties, return policies and other credit and sales policies of the VC business that cover any period after the Closing Date.

          (c) Except as disclosed in Section 3.08(c) of the Disclosure Schedule, each Scheduled Contract is a legal, valid and binding obligation of the Seller and, to the Seller's knowledge, each other party thereto, enforceable against the Seller and, to the Seller's knowledge, each such other party thereto in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and neither the Seller nor, to the Seller's knowledge, any other party thereto is in material default or has failed to perform any material obligation thereunder.

         (d) Except as disclosed in Section 3.08(d) of the Disclosure Schedule, to the knowledge of Seller, since August 30, 1995 no supplier to the VC Business listed on Section 3.08(a)(ii) to the Disclosure Schedule has (i) declined to continue to act as such, (ii) indicated any present or future intention to cease to do so, or (iii) materially changed the form of its arrangements with the VC Business.

         (e) Except as disclosed in Section 3.08(e) of the Disclosure Schedule, to the knowledge of Seller (i) there is no outstanding material disputes with respect to the VC Business with any VC Business customer listed on Section 3.08(a)(i) to the Disclosure Schedule, and (ii) there is no pending threat by any such customer pursuant to which it is reasonable to believe that any such customer may not continue to do business with the VC Business or may materially change its arrangements with the VC Business.

         (f) Seller has provided Buyer with true and complete copies of all Scheduled Contracts.

         SECTION 3.09.  COMPLIANCE WITH LAWS.   To the knowledge of Seller,
except as set forth in Section 3.09 of the Disclosure Schedule, the operation of the VC Business as presently conducted by Seller and the present condition of the Purchased Assets does not violate, in any material respect, any Applicable Law.

         SECTION 3.10.  PERMITS.

         (a) Section 3.10(a) of the Disclosure Schedule lists all material license, permits and authorizations issued by a Governmental Authority which are used or held for use by Seller with respect to the VC business (the "Scheduled Permits").

         (b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, each Scheduled Permit is valid and in full force and effect.

         (c) There is no pending, or to the knowledge of Seller, threatened proceeding by any Governmental Authority to cancel, modify or fail to renew any Scheduled Permit.

         SECTION 3.11.  LABOR AND EMPLOYMENT MATTERS.

         (a) Section 3.11(a) of the Disclosure Schedule lists all employees of the VC Business to be transferred to Buyer (the "Employees").

        (b) Section 3.11(b) of the Disclosure Schedule lists each "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA, each "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA, and each compensation, vacation, insurance, disability, severance, or other plan providing employee benefits maintained by the Seller in which any employees of the VC Business participate (collectively, the "Plans").

         (c)     Except as set forth in Section 3.11(c) of the Disclosure
Schedule: (i) there is no labor strike, slowdown or stoppage pending or, to Seller's knowledge, threatened by employees of the VC Business; (ii) to Seller's knowledge no union representation question or other union organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Sections 151 et seq.) exists respecting any employees of the VC Business; (iii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement applicable to the VC Business is pending or to the knowledge of Seller, threatened; (iv) no collective bargaining agreement exists respecting employees of the VC Business which is binding on the Seller.

         SECTION 3.12.  INTELLECTUAL PROPERTY.

         (a)     Except as set forth in Section 3.12 of the Disclosure
Schedule:

                 (i)      The patents and patent applications identified on
Schedule 3.12(a)(i) (the "Patents") constitute all patents and patent applications owned by Seller which are solely and exclusively useful in the VC Business;

                 (ii) The trademarks and trademark registration applications identified on Schedule 3.12(a)(ii) (the "Trademarks") constitute all registered trademarks and trademark registration applications owned by Seller which are solely and exclusively useful in the VC Business;

                 (iii) There are no registered copyrights or copyright registration applications owned by Seller which are solely and exclusively useful in the VC Business;

         (b) Except as set forth in Section 3.12 of the Disclosure Schedule, the Seller has not, during the three years preceding the date of this Agreement, been a party to any action, claim or proceeding, that involved a claim by any Person that the conduct of the VC Business by Seller infringes on the Intellectual Property rights of any Person.

         (c) To the knowledge of Seller, no Person is infringing on the VC Intellectual Property and the use by Seller of the VC Intellectual Property does not infringe upon the Intellectual Property rights of any other Person.

         SECTION 3.13. FEES AND COMMISSIONS. No agent, broker, investment banker, person or firm acting on behalf of under the authority of Seller is or will be entitled to any broker's, finder's or investment banker's fees or any other commission or similar fee directly or indirectly in connection with the transactions contemplated hereby, and no such fees are or will be chargeable to or for the account of Buyer nor have or will any such fees be paid or payable out of or in any manner constitute a lien or charge against the Purchased Assets.

         SECTION 3.14. CENTRAL SERVICES. Set forth in Section 3.14 of the Disclosure Schedule, is each facility of Seller that will not be included in the Purchased Assets that provides goods, services or support to the VC Business, together with a brief description of the type of such goods, services or support.

         SECTION 3.15. HENNIGES. Seller has no present intention to invest in the expansion of the vibration control business of Henniges to an extent greater than it intends to invest in the expansion of its other businesses.

         SECTION 3.16. FINANCIAL. The income statements for Seller's Vibration Control Division which are attached as Exhibit F have been prepared in conformity with the GenCorp Accounting Principles and fairly present the results of operations of Seller's Vibration Control Division for the periods then ended in accordance with the GenCorp Accounting Principles.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

          Except as set forth on the Disclosure Schedule, the Buyer hereby represents and warrants to the Seller as follows as of the date hereof:

          SECTION 4.01. ORGANIZATION AND EXISTENCE. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana and has all corporate power and authority to own and operate its properties and to carry on its business as now conducted. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not had, and may not reasonably be expected to have, a Material Adverse Effect.

          SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Buyer of this Agreement each other agreement or instrument executed and delivered or to be executed and delivered by the Buyer pursuant to this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby are within the corporate powers of the Buyer, and have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by the Buyer pursuant to this Agreement constitutes or will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         SECTION 4.03. AUTHORIZATION. The execution, delivery and performance by the Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than:

         (a) compliance with any applicable requirements of any Antitrust Laws (including the HSR Act); and

         (b) any actions, consents, approvals or filings otherwise expressly referred to in this Agreement (including the Disclosure Schedule).

         SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not:

         (a) contravene or conflict with the Articles of Incorporation and Code of Regulations of the Buyer;

         (b)     assuming compliance with the matters referred to in Section
4.03 contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the its business.

         SECTION 4.05. FEES AND COMMISSION. No agent, broker, investment banker, person or firm acting on behalf of under the authority of Buyer is or will be entitled to any broker's, finder's or investment banker's fees or any other commission or similar fee directly or indirectly in connection with the transactions contemplated hereby and no such fees are or will be chargeable to or for the account of Buyer.


         SECTION 4.06. LITIGATION. There are no actions, suits or proceedings by any Governmental authority or any other Person pending or, to the knowledge of Buyer, threatened against Buyer which are reasonably likely to adversely effect Buyer's ability to perform its obligations hereunder or which seek to enjoin the transactions contemplated by this Agreement.

         SECTION 4.07. INSPECTIONS; LIMITATION OF SELLER'S WARRANTIES. The Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. The Buyer acknowledges that, except for the representations and warranties expressly set forth herein, neither Seller nor any Affiliate of Seller makes any, and does hereby disclaim all, representations or warranties, express or implied, including, without limitation, any warranty of merchantability or fitness for a particular purpose and except for the representations and warranties expressly set forth herein the Purchased Assets are being transferred to Buyer "as is" and "with all faults". In furtherance of the foregoing, and not in limitation thereof, the Buyer acknowledges that no representation or warranty, express or implied, has been made by the Seller or any of its Affiliates, with respect to: (i) any information provided to the Buyer pursuant to the Confidentiality Agreement or (ii) any financial projection or forecast delivered to the Buyer with respect to the revenues or profitability which may arise from the operation of the VC Business after the Closing Date. With respect to any projection or forecast delivered by or on behalf of the Seller to the Buyer, the Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and
(ii) it is familiar with such uncertainties.


                                   ARTICLE V

                            COVENANTS OF THE SELLER

         The Seller agrees that:

         SECTION 5.01. FURTHER CONVEYANCES. After the Closing, Seller will execute and deliver to Buyer (or cause to be executed and delivered to Buyer), such additional instruments of conveyance, and Seller shall take such other and further actions as Buyer may reasonably request and which are ordinarily provided by a seller, more completely to sell, transfer, and assign to Buyer and vest in Buyer such title to the Purchased Assets as is provided for in this Agreement.

         SECTION 5.02.  NON-COMPETITION COVENANT.

         (a) NON-COMPETE. Except as contemplated by this Agreement and the other agreements entered into in connection herewith, for a period of three
(3) years after the Closing Date neither Seller nor any Affiliate of Seller will directly or indirectly through any other person or entity engage, whether as an owner, partner, agent, consultant, or shareholder, in any Competitive Business, provided, however, nothing in this Section 5.02(a) shall preclude Seller or any Affiliate of Seller from: (i) continuing to own and operate Henniges, including, without limitation, the vibration control business of Henniges or (ii) engaging in the business of supplying any goods or services to any person which is engaged in a Competitive Business if such goods or services do not pertain to products which are competitive with the products of the VC Business as of the date hereof, or (iii) engaging in the business of supplying adhesives, coatings and specialty chemicals to any person engaged in a Competitive Business (except to the extent that engaging in such business puts Buyer at a substantial competitive disadvantage in respect of the vibration control business) or (iv) acquiring any entity or business which includes operations which engage in a Competitive Business representing not more than 20% of sales of such entity or business so long as Seller divests such Competitive Business within two (2) years after the date of such acquisition.

         (b) NON-SOLICITATION OF EMPLOYEES. Seller shall not, for a period of three years after the Closing Date, directly or indirectly or through any Affiliate, employ any person who, during such period is in the employ of Buyer, or attempt to induce any person who is, during such period in the employ of the Buyer, to leave the employ of Buyer.

         (c) CONFIDENTIALITY. After the Closing Seller shall, with respect to the VC Intellectual Property, use the same efforts to protect such information from disclosure to third parties as it uses to protect its own confidential and proprietary information and in no event less than reasonable care. The next preceding sentence shall not apply to information which becomes generally known to the public through no violation of this Section 5.02(c) by Seller or the disclosure of which is required by a court of competent jurisdiction or by law.

         (d) REMEDIES. It is mutually recognized and agreed that the business being acquired by Buyer hereunder is conducted throughout the United States and Canada and that the geographical scope, the periods of restriction and other restraints imposed by Section 5.02(a) are fair and reasonable and required for the protection of Buyer and a significant inducement for the Buyer to enter into this Agreement and the transactions contemplated hereby. It is further recognized and agreed that irreparable injury may result to Buyer, its business and properties in the event of a breach of Section 5.02(a) by Seller or any Affiliate of Seller the amount or extent of damages for which may be difficult to ascertain and therefore, that any remedy at law for any breach by any of them of this covenant may be inadequate. Accordingly, without prejudice to the rights of Buyer to also seek such damages or other remedies available to it under this Agreement, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages if Buyer is otherwise entitled to such injunctive relief by reason of any such breach.

         SECTION 5.03. CLOSING STATEMENT.  Within twenty (20) days following the

Closing Time, Seller shall prepare and deliver to Buyer the Closing Net Assets Statement.

         SECTION 5.04. GRIEVANCES.   Seller is retaining all liability for
outstanding grievances under the Union Contracts. Seller shall, at its sole cost and expense, use its good faith efforts to settle all such grievances in a manner that does not unreasonably prejudice Buyer. As used herein, unreasonable prejudice to Buyer would be a settlement that materially increases Buyer's future costs because of changes in work practices or otherwise, or otherwise would not have been made by a reasonable employer in all the circumstances. Buyer shall be deemed not to be unreasonably prejudiced if a settlement provides that the grievance is withdrawn without "precedent or prejudice". Buyer shall have the right to participate in, but not control, the settlement efforts and Seller shall keep Buyer reasonably informed thereof.
All amounts paid to settle the grievances and all amounts awarded by any court, tribunal, arbitrator or other body having jurisdiction shall be for the sole account of Seller.


                                   ARTICLE VI

                             COVENANTS OF THE BUYER

         The Buyer agrees that:

         SECTION 6.01. GENCORP NAME. Buyer will discontinue the use of, and delete, paint over or otherwise strike or remove from any Purchased Assets any names, logos and designs which identify GenCorp as promptly as reasonably practical after the Closing, provided that Buyer may utilize without further obligation to compensate Seller the "GenCorp" name in connection with supplies, labels, stationery, catalogs, molds, dies and inventory included in the Purchased Assets, subject to the following terms and conditions:

         (a) All stationery, forms, labels, product literature, invoices, purchase orders and other documents and supplies included in the Purchased Assets may be used by Buyer for a period of six (6) months following the Closing Date or until the supply is exhausted, whichever shall first occur; providing, however that within thirty (30) days after the Closing Date, Buyer shall display on each such document, or accompany each such document with another document which conspicuously indicates Buyer and not Seller is the contracting party or the producer, provider, or manufacturer of any item referred to therein.

         (b) All product inventory included in the Purchased Assets may be sold or otherwise disposed of by Buyer following the Closing Time without remarking.

         (c) All tooling, molds and dies included in the Purchased Assets which produce products displaying the "GenCorp" name and all products produced using such tooling, molds or dies, may be used and produced until such time as such tooling, molds and dies are exhausted.

         SECTION 6.02. VACATION OF SHARED FACILITY. Buyer will, within sixty (60) days after the Closing, vacate the D&E Facility and the Farmington Hills Facility and remove all Purchased Assets from the D&E Facility, the Farmington Hills Facility and Seller's Marion, Indiana Facility. Buyer will promptly restore and repair, at its sole expense, any damage done by the Buyer in vacating such facilities and removing such Purchased Assets.

         SECTION 6.03. NON-SOLICITATION OF EMPLOYEES. Buyer shall not, for a period of three years after the Closing Date, directly or indirectly or through any Affiliate, employ any person who, during such period is in the employ of Seller, or attempt to induce any person who is, during such period in the employ of the Seller, to leave the employ of Seller.

         SECTION 6.04. HENNIGES. Buyer will not enforce any rights under any of the VC Intellectual Property (exclusive of any trademarks or trade names included therein) against Henniges or any customer of Henniges with respect to the manufacture, use, and/or sale of any products by Henniges and will cause any purchaser, assignee or transferee of any rights under the VC Intellectual Property to agree not to enforce any right under any of the VC Intellectual Property (exclusive of any trademarks or trade names included therein) against Henniges or any customer of Henniges with respect to any such manufacture, use, and/or sale.

         SECTION 6.05. NIST. Buyer will not transfer any Intellectual Property in violation of the NIST Agreement (as defined in the License Agreement).

         SECTION 6.06. LETTERS OF CREDIT. Promptly after demand by Seller, Buyer shall pay to Seller any amounts which are drawn down after the Closing Time on any of the following outstanding Society International Letters of Credit for items purchased for the VC Business: 196/89214; 195/89019; 195/89108; or 196/89156.


                                  ARTICLE VII

                           COVENANTS OF BOTH PARTIES

         The parties agree that:

         SECTION 7.01. PUBLIC ANNOUNCEMENTS. The parties agree that, until twenty-four hours after the Closing, they will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby.

         SECTION 7.02.  ADMINISTRATION OF ACCOUNTS.

         (a) All payments and reimbursements made in the ordinary course by any third party in the name of or to the Seller in connection with or arising out of the Purchased Assets or the Assumed Liabilities, received after the Closing Date shall be held by the Seller in trust for the benefit of the Buyer and, immediately upon receipt by the Seller of any such payment or reimbursement, the Seller shall pay over to the Buyer the amount of such payment or reimbursement without right of set-off.

         (b) All payments and reimbursements made in the ordinary course by any third party in the name of or to the Buyer in connection with or arising out of Excluded Assets or the Excluded Liabilities, received after the Closing Date shall be held by the Buyer in trust for the benefit of the Seller and, immediately upon receipt by the Buyer of any such payment or reimbursement, the Buyer shall pay over to the Seller the amount of such payment or reimbursement without right of set-off.

         SECTION 7.03. TRANSFER TAXES. All transfer, documentary, sales, and other similar Taxes ("Transfer Taxes") incurred in connection with this Agreement and the transactions contemplated hereby shall be paid equally by the Buyer and the
Seller.   The Seller and the Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws.

         SECTION 7.04. ACCESS TO FORMER BUSINESS RECORDS. For a period of seven (7) years after the Closing Time, or until any audits of Seller's tax returns relating to periods prior to or including the Closing Date are completed, whichever occurs later, Buyer will retain all business records constituting part of the Purchased Assets. During such period, Buyer will afford duly authorized representatives of Seller free and full access to all of such records and will permit such representatives, at Seller's expense, to make abstracts from, or to take copies of any of such records, or to obtain temporary possession of any thereof as may be reasonably required by Seller. For a like period, Seller will retain all business records related to the VC Business which constitutes part of the Excluded Assets. During such period, GenCorp will afford duly authorized representatives of Buyer free and full access to all of such records and will permit such representatives, at Buyer's expense, to make abstracts from, or to take copies of any of such records, or to obtain temporary possession of any thereof as may be reasonably required by Buyer.

         SECTION 7.05. ACCESS TO FORMER EMPLOYEES. After the Closing, each of Buyer and Seller will cooperate with the other, and cause its employees to cooperate with the other, in furnishing information, evidence, testimony, and other assistance as may be reasonably requested by the other party in connection with any action, proceeding, or investigation by a third party relating to the VC Business. The party requesting such assistance will pay or reimburse the other party for all reasonable out of pocket expenses incurred by the party providing such assistance in connection therewith, including, without limitation, all travel, lodging, and meal expenses.

         SECTION 7.06. CUSTOMER INITIATED PRODUCT REPLACEMENT PROGRAM. If a customer initiated repair or replacement program caused by a failure or potential failure of a VC Business product manufactured or sold by Seller results in an out-of-pocket cost to Buyer greater than $50,000 then: (i) if such costs are attributable to a legal obligation assumed by Buyer then Buyer shall be entitled to be promptly reimbursed by Seller for 80% of the amount of such out-of-pocket costs (including the first $50,000), or (ii) if such costs were incurred to avoid a reasonable likelihood of a serious fracture to a customer relationship in connection with such failure then

Buyer shall be entitled to be promptly reimbursed by Seller for 50% of the amount of such out-of-pocket costs (including the first $50,000). Seller's reimbursement obligations under this Section 7.06 are conditioned upon: (w) Buyer giving Seller prompt notification at the time it becomes aware that it may have a claim for such reimbursement, (x) Buyer providing Seller with such information regarding such problem as Seller may reasonably request (y) Buyer permitting Seller to participate in, but not control, the resolution of any such problem and (z) the out-of-pocket costs incurred by Buyer as a result of such program being commercially reasonable in the context of such program and not in respect of any other consideration of Buyer.



                                  ARTICLE VIII

                                EMPLOYEE MATTERS
                                ----------------

         SECTION 8.01. SALARIED EMPLOYEES. The following shall apply with respect to all Employees who are not covered by a Union Contract (the "Salaried Employees"):

         (a)     OFFERS OF EMPLOYMENT.   Prior to the Closing, Buyer will make
offers of employment to all Salaried Employees (including Salaried Employees on medical, education, military, personal, family or other leave but excluding any Salaried Employees who at the Closing Time are on long term disability) providing as follows: (i) Terms and conditions of employment, including wages and benefits (including, without limitation, the benefits described in this
Section 8.01) which are substantially comparable to the terms and conditions on which such Salaried Employees were employed by Seller immediately prior to the Closing; and (ii) Credit for service recognized by GenCorp as of the Closing under GenCorp's employee benefit plans prior to the Closing for all purposes (including, without limitation, eligibility, vesting and benefit accrual) under Buyer's compensation, retirement, welfare, and other benefit plans,
programs, and practices.   The benefits described in the BTR Benefits
Connections Handbook delivered to Seller on the date hereof shall be deemed to be substantially comparable to the benefits provided by Seller immediately prior to the Closing. Buyer shall make such an offer of employment to any Salaried Employee who, at the Closing Time, is on long term disability but who, within two years after the Closing Time, is released by his or her physician to return to active employment and who, promptly after such release, gives written notice to Buyer of his or her desire to return to work.

         (b)     EMPLOYMENT.

                 (i) As of the Closing, all Salaried Employees who have accepted Buyer's offers of employment pursuant to Section 8.01(a) (the "Transferred Salaried Employees") will be employed by Buyer on the terms and conditions set forth in such offers (with the effect that no period of unemployment shall have occurred with respect to any such Transferred Salaried Employees) and the employment by Seller of all Salaried Employees will terminate for all purposes effective as of the Closing Time.

                 (ii) Nothing in this Section 8.01 shall create any obligation on the part of Buyer to continue the employment of any such Employee for any definite period following the Closing or shall prevent Buyer from changing the terms or conditions of employment, including employee benefit plans, at any time following the Closing.

         (c) SALARIED PENSION PLAN. Seller currently maintains the "Pension Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies" (the "Salaried Pension Plan") which provides certain retirement benefits to eligible salaried employees of GenCorp, including eligible Transferred Salaried Employees. With respect to the Salaried Pension Plan the following shall apply:

                 (i) Buyer will not become a sponsor of the Salaried Pension Plan and no assets of the Salaried Pension Plan will be transferred to Buyer or any plan or trust maintained by Buyer.

                 (ii) Effective as of the Closing, Buyer will establish a defined benefit pension plan which provides substantially similar benefits as the Salaried Pension Plan except that the pension benefit payable to a Transferred Salaried Employee under such Buyer defined pension benefit plan may be reduced by an amount equal to the Salaried Pension Plan pension benefit such Employee would receive if such Salaried Pension Plan pension benefit were commenced concurrently with the payment of such Employee's benefit under such defined benefit plan established by

Buyer.

                 (iii) Effective as of the Closing, all Salaried Employees will cease to accrue service credit, any benefits or any other right or entitlement under the Salaried Pension Plan.

                 (iv) Effective as of the Closing, Seller will amend the Salaried Pension Plan to provide that:

                          (A) With respect to any Transferred Salaried Employee who as of the Closing Time has attained age 45 and completed 10 years of Vesting Service,

                                  (1)      Solely for the purpose of
                 determining such Transferred Salaried Employee's eligibility for an Early Retirement Pension and/or a temporary Supplemental Pension, the period of employment with Buyer subsequent to the Closing and prior to the Transferred Salaried Employee's Pension Commencement Date (a) shall be included in Vesting Service and (b) shall be deemed to be employment with GenCorp when determining such Transferred Salaried Employee's attained age upon his Termination of Employment Date; and

                                  (2) The amount of a Transferred Salaried Employee's temporary Supplemental Pension, where applicable, shall be determined by multiplying the applicable amount set forth in the schedule for his attained age and years of Vesting Service (as determined above) by a fraction, the numerator of which is the Transferred Salaried Employee's actual years of Vesting Service with Seller and the denominator is the Transferred Salaried Employee's years of Vesting Service as determined above; and

                          (B) With respect to any other Transferred Salaried Employee, employment with Buyer subsequent to the Closing shall be included in Vesting Service solely for the purpose of determining such Transferred Salaried Employee's eligibility for a Deferred Vested Pension.

Except as provided in this Section 8.01(c)(iv), all Transferred Salaried Employees will cease to accrue service credit, any benefits or any other right or entitlement under the Salaried Pension Plan. This amendment shall not cause any Transferred Salaried Employee to become eligible to participate in the GenCorp Retiree Medical Plan.

         (d) SAVINGS PLAN. Seller currently maintains the "GenCorp Retirement Savings Plan" (the "Savings Plan") which provides certain tax-advantaged savings opportunities for eligible employees, including eligible Transferred Salaried Employees. With respect to the Savings Plan, the following will apply:

                 (i) Buyer will not become a sponsor of the Savings Plan and no assets of the Savings Plan will be transferred to Buyer or any plan or trust maintained by Buyer.

                 (ii) Effective within 90 days after the Closing, Buyer will establish or otherwise make available to Transferred Salaried Employees who are participants in the Savings Plan as of the Closing a savings plan qualified under Section 401(k) of the Internal Revenue Code of 1986.

         (e) MEDICAL PLANS. Seller currently maintains the "GenCorp Medical Plan" and the "GenCorp Dental Plan" (collectively, the "Medical Plans") providing medical and dental benefits for eligible active employees of
GenCorp and their respective eligible   dependents, including eligible
Transferred Salaried Employees. With respect to the medical and dental benefits for Transferred Salaried Employees, the following will apply:

                 (i) Effective as of the Closing, the Transferred Salaried Employees and eligible dependents will cease to be covered by the Medical Plans and neither GenCorp nor any of the Medical Plans will be responsible for medical or dental charges or expenses incurred by or in respect of such Transferred Salaried Employees or eligible dependents after the Closing.

                 (ii) Seller will be responsible for medical and dental charges or expenses incurred by or in respect of such Transferred Employees or Eligible Dependents for services rendered prior to the Closing.

                 (iii) Effective as of the Closing, the Transferred Salaried Employees and their eligible dependents will be eligible to participate in the employee medical and dental plans established and maintained by Buyer and Buyer or such plans will be responsible for medical and dental charges or expenses incurred by or in respect of such Transferred Salaried Employees and eligible dependents after the Closing as provided in such plans.

                 (iv) Effective as of the Closing, Buyer will waive or cause the medical and dental plans described in Section 8.01(e)(iii) to waive any pre-existing condition exclusions applicable to the Transferred Salaried Employees and their eligible dependents that may exist under the employee medical and dental plans established and maintained by Buyer.

                 (v) Effective as of the Closing, Buyer will provide the Transferred Salaried Employees with equitable credit under the medical plans described in Section 8.01(e)(iii) for any amounts previously paid by such Transferred Salaried Employees under the Medical Plans as deductibles or co-payments during the plan year in which the Closing occurs.

         (f)     RETIREE MEDICAL PLAN.   Seller currently maintains the
"GenCorp Retiree Medical Plan" (the "Retiree Medical Plan") providing medical benefits for eligible retired employees of GenCorp and their respective eligible dependents. With respect to the medical benefits for current and future retirees, the following will apply:

                 (i) Buyer will have no obligation to provide retiree medical benefits to any current retiree or eligible dependent of a current retiree.

                 (ii) Buyer's benefits to be offered to Transferred Salaried Employees do not include a retiree medical plan.

                 (iii) Effective as of the Closing, no Transferred Salaried Employee who is not eligible as of the Closing to participate in the Retiree Medical Plan will become eligible to participate in the Retiree Medical Plan.

         (g) RETIREE LIFE INSURANCE PLANS. Seller currently maintains an employee life insurance benefit plan for eligible retired employees of GenCorp and their eligible dependents (the "Retiree Life Insurance Plans"). With respect to the Retiree

Life Insurance Plans, the following will apply:

                 (i) Buyer will have no obligation to provide retiree life insurance benefits to any current retiree or eligible dependent of a current retiree.

                 (ii) Buyer's benefits to be offered to Transferred Salaried Employees do not include a retiree life insurance plan.

         (h) LIFE INSURANCE PLANS. Seller currently maintains employee life insurance benefit plans for eligible active employees of GenCorp, including eligible Transferred Salaried Employees (the "Active Employee Life Insurance Plans"). With respect to the Active Employee Life Insurance Plans, the following will apply:

                 (i) Effective as of the Closing, the Salaried Employees will cease to be covered by the Active Employee Life Insurance Plans.

                 (ii) Effective as of the Closing the Transferred Salaried Employees will become covered under employee life insurance plans established and maintained by Buyer.

                 (iii) Buyer will waive or cause such Buyer life insurance plans to waive any pre-existing condition exclusions applicable to such Transferred Salaried Employees that may exist under the employee life insurance plans established and maintained by Buyer.

         (i) LONG TERM AND SHORT TERM DISABILITY PLANS. Seller currently maintains employee long term disability and short term disability plans for eligible employees of GenCorp, including eligible Transferred Salaried Employees. With respect to such plans:

                 (i) Effective as of the Closing the Transferred Salaried Employees will cease to be covered by such long term disability and short term disability plans and will become covered under employee long term disability and short term disability plans established and maintained by Buyer.

                  (ii) Buyer will waive or cause such Buyer disability plans to waive any pre-existing condition exclusions applicable to such Transferred Salaried

Employees that may exist under the employee long term disability and short term disability plans established and maintained by Buyer.

         (j) VACATION BENEFITS. Seller currently maintains a vacation plan for eligible employees of GenCorp including eligible Transferred Salaried Employees. With respect to such vacation plan after the Closing, Buyer shall pay each Transferred Salaried Employee for any vacation accrued but unused under Seller's vacation plan prior to the Closing when such vacation is taken.

         (k) SEPARATION PLAN. Seller currently maintains the "GenCorp Involuntary Separation Pay Plan" (the "Separation Plan") providing certain separation pay and other benefits for eligible employees of GenCorp, including the eligible Transferred Salaried Employees, whose employment is terminated involuntarily under certain circumstances. Effective as of the Closing, Transferred Salaried Employees will cease to be eligible for benefits under the Separation Plan and Seller will have no obligation to make any payment or provide any benefits under the Separation Plan to Transferred Salaried Employees after the Closing. If Buyer terminates the employment of any Transferred Salaried Employee for any reason other than "for cause", as defined in the Separation Plan, within twelve (12) months after the Closing, then Buyer will provide such terminated Transferred Salaried Employee with separation pay and benefits at least equivalent economically to the separation pay and benefits that would have been payable to such Transferred Salaried Employee under the Separation Plan if such Transferred Employee had been terminated by Seller as of the Closing.

         SECTION 8.02.    UNION EMPLOYEES.

         (a) At the Closing, Buyer, Seller and each of the Unions will execute and deliver the Union Novation Agreements pursuant to which Buyer will become the employer under each Union Agreement and GenCorp will be released from its obligations under each Union Agreement.

         (b) Seller will amend the Non-Contributory Pension Plan of GenCorp Inc. ("Plan") to provide that, with respect to a participant in the Plan who becomes employed by the Buyer pursuant to a Union Novation Agreement, (A) years of service with the Buyer subsequent to the Closing and prior to the participant's filing of an application for benefits under the Plan shall be included in Credited Service for purposes of determining such participant's eligibility for (i) a vested pension, (ii) a Regular Early Retirement pension or (iii) a Special Early Retirement pension; and (B) the amount of a participant's temporary "bridge" benefit under Section 3.4(b) of the Plan, where applicable, shall be determined by multiplying the applicable amount set forth in the schedule for his attained age and years of Credited Service (as determined above) by a fraction, the numerator of which is the participant's actual years of Credited Service with Seller and the denominator is the participant's years of Credited Service as determined above.

         SECTION 8.03. NO THIRD-PARTY CLAIMS. No Transferred Salaried Employee nor any spouse, former spouse or beneficiary under any of the Plans, or under any plan from time to time established by the Buyer for the benefit of the Transferred Salaried Employees, shall be entitled to assert any claim based on any of the provisions of this Agreement (including but not limited to this Article VIII) against either party to this Agreement (or any of its Affiliates).

         SECTION 8.04. WORKERS COMPENSATION. Notwithstanding Sections 2.03 and 2.04, Seller shall be liable for any workers' compensation claim relating to an occurrence prior to Closing and Buyer shall be liable for any workers' compensation claim relating to an occurrence after Closing. If a workers' compensation claim arises in connection with a "continuing" occurrence before and after the Closing, the liability of Buyer and Seller for such claim shall be determined by Applicable Law or in the absence of such Applicable Law on an equitable basis.


                                   ARTICLE IX

                             ENVIRONMENTAL MATTERS
                             ---------------------

         SECTION 9.01 ENVIRONMENTAL MATTERS. Seller, with the participation of Buyer, has performed certain limited soil investigations (the "Environmental Investigation") of the Facilities regarding contamination by certain hazardous substances. The scope and results of these investigations are set forth in a report issued by ATEC Associates, Inc. dated February 5, 1996 with respect to the Logansport Facility (ATEC Project # 21-07-95-01002) and a report issued by ATEC Associates, Inc. dated February 5, 1996 with respect to the Peru Facility (ATEC Project # 21-07-95-01002) (the "Environmental Reports").

         SECTION 9.02     INVESTIGATION LIMITATION.

         (a) After the Closing Buyer will not do any investigation or testing at the Facilities for purposes of determining whether there exists an Environmental Condition at a Facility or take any other action to solicit, promote, or encourage the making of any Environmental Claim or which is otherwise reasonably likely to result in an Environmental Claim being made; provided that, subject to Section 9.02(b), nothing in this sentence shall be deemed to preclude Buyer from (i) taking such actions in respect of the Facilities which are required by Applicable Law, (ii) operating, renovating, constructing or otherwise similarly dealing with a Facility for purposes other than determining whether an Environmental Condition exists at such Facility, or
(iii) engaging in such testing as may be required by a bona fide potential Buyer or lessee of a Facility provided that such potential Buyer or lessee is, as to Buyer, an Independent Party.

         (b) If Buyer believes that Applicable Law requires it to take any action which may result in an Environmental Claim for which Seller may be responsible, then Buyer will give Seller reasonable advance written notice of Buyer's intent to take such action and will cooperate with Seller in taking reasonable steps necessary or appropriate to minimize the scope of any Environmental Claim which may result from such action; provided, however, that an inadvertent failure of Buyer to provide Seller with such notice shall not relieve Seller of any liability hereunder except to the extent Seller is prejudiced by such failure. Seller shall reimburse Buyer for reasonable out-of-pocket expenses incurred by Buyer in providing such cooperation. Buyer represents to Seller that it has no present intention to report to any Governmental Authority any existing Environmental Condition at a Facility or perform additional environmental testing at a Facility for the sole purpose of determining whether an Environmental Condition exists at such Facility.

         SECTION 9.03     LIABILITY FOR ENVIRONMENTAL CONDITIONS.
Notwithstanding Sections 2.03 and 2.04:

         (a) Seller retains any and all liability for all Environmental Conditions in existence at the Closing Time and, subject to Sections 9.04 and 10, shall defend, indemnify and hold harmless Buyer from and against any Environmental Claim which: (i) results from an Environmental Condition existing prior to the Closing Time and (ii) is brought within twenty (20) years after the Closing Time.

         (b) Notwithstanding anything contained in Section 9.03(a) Buyer shall:

                 (i) Defend, indemnify and hold harmless Seller from and against any Environmental Claim which: (A) results from an Environmental Condition which existed prior to the Closing Time and (B) is brought more than twenty (20) years after the Closing Time;

                 (ii) Defend, indemnify and hold harmless Seller from and against any Environmental Claim which results from an Environmental Condition which comes into existence after the Closing Time;

                 (iii) Pay to Seller 15% of the aggregate amount of Environmental Costs incurred by Seller as a result of an Environmental Claim described in Section 9.03(a);

                 (iv) Pay to Seller such portion of any Environmental Costs incurred by Seller as a result of an Environmental Claim described in Section 9.02(a) which Seller establishes are attributable solely to post Closing changes to the Applicable Law in effect at the Closing Time; and

                 (v) Pay all Environmental Costs incurred by Buyer which were not required to be incurred as a result of an Environmental Claim; except to the extent Buyer establishes that an Environmental Law required it to incur incremental out-of-pocket Environmental Costs in connection with any activity permitted under Section 9.02(a).

         (c) Buyer and Seller agree that, as between them, the remedies set forth in this Article IX with respect to any Environmental Costs incurred in respect of an Environmental Condition or any Environmental Claim are sole and exclusive and each of Buyer and Seller waives any claim it may now or hereafter have in respect of any Environmental Costs incurred in respect of an Environmental Condition or any Environmental Claim whether at common law or under any existing or hereinafter enacted Federal, state or local law, statute, ordinance, code, rule, or regulation, including, without limitation, any Environmental Law.

         (d) If and to the extent as a result of an Environmental Claim a party incurs Environmental Costs which have been allocated to the other party under this Section 9.03 then the party incurring such Environmental Costs may submit an invoice not more often than once every 30 days to the other party for the other party's share of such Environmental Costs. Such invoice shall be accompanied by reasonable documentation evidencing all Environmental Costs incurred with respect to the matter for which the invoice is being submitted. The party receiving such invoice shall pay such invoice within thirty (30) days after receipt except with respect to any amount of Environmental Costs the allocation of which is being contested in good faith.

         SECTION 9.04. ENVIRONMENTAL CLAIMS. All Environmental Claims shall be subject to the provisions of Article X hereof and any Environmental Claim being defended by Seller shall also be subject to the following:

         (a) Seller shall have the right to control any negotiations with any Independent Party or Governmental Authority regarding any investigation, remediation or monitoring of any Environmental Condition (collectively, a "Response") at a Facility including, without limitation, the manner and extent to which any Response is implemented, and any Response shall be conducted under Seller's exclusive direction; provided that Buyer shall have the right, at its expense, to participate in any such negotiations and Seller shall keep Buyer reasonably informed regarding any such negotiations.

         (b) Seller's Response obligations with respect to an Environmental Claim shall terminate upon the receipt of notice from all Governmental Authorities asserting jurisdiction with respect to the Environmental Claim that they will not require, or that they will not undertake any further action with respect to the Environmental Condition in question, provided, however, that any such termination of Response obligations shall not limit Seller's Response obligations in respect of any subsequent Environmental Claim based on matters which were the subject of any prior Environmental Claim for which Seller is responsible.

         (c) Buyer shall use its reasonable good faith efforts to cooperate with Seller in all matters relating to any Seller Response. Seller shall reimburse Buyer for its reasonable out-of-pocket expenses incurred in providing such cooperation. Subject to Section 9.04(e), during the course of any Seller Response, Buyer shall and hereby does, grant to Seller, its agents, employees, contractors and consultants, all access to the Facilities necessary to perform any Seller Response. Such access shall include use of utilities at Seller's expense and reasonable office, parking and storage space. Seller shall, pursuant to
Section 10, defend Buyer from any and all claims, demands, actions or cause of action by an Independent Party ("Action") which result or arise out of any act or omission of Seller, its employees, agents, contractors, invitees in performing Response activities at a Facility and indemnify and hold Buyer harmless from all damages, liabilities, losses, costs, judgments, orders, assessments, interest, penalties, fines, settlement payments, costs and expenses (including, without limitation, attorneys fees and other investigation costs and expenses) imposed upon or incurred by Buyer as a result of any such Action.

         (d) Subject to Section 9.04(e), Buyer shall allow Seller to install, operate and maintain any remediation and monitoring devices at, on or under the Facilities, including, but not limited to, soil removal equipment, monitoring wells and groundwater recovery and treatment systems, that are required by any Governmental Authority or that Seller determines, in its sole discretion, are necessary to perform Seller's Response.

         (e) To the extent practicable and reasonably cost effective, Seller shall negotiate for and implement any required Response in a manner which does not materially interfere with Buyer's operations at a Facility; provided that Seller shall have the right, to implement a required Response even though such Response may materially interfere with Buyer's operation of a Facility. If and to the extent such Response does materially interfere with Buyer's operations at a Facility then Seller shall pay to Buyer the following:

                 (i) All reasonable out-of-pocket costs and expenses reasonably incurred by Buyer which are attributable to such interference; and

                 (ii) Such profits which Buyer reasonably would have made on sales of products which, but for such interference, would have been produced at such Facility.

         (f) If Seller determines, in its sole discretion that, to conduct the required Response, it will be necessary to permanently close a Facility then Seller shall pay to Buyer the following:

                 (i) The cost of purchasing a facility which is comparable (the "Comparable Facility") in terms of location, size, age and condition (excluding Environmental Conditions in existence at the Closing Time) to the Facility which was closed, less any proceeds from the sale of such Facility;

                 (ii) All out-of-pocket costs and expenses reasonably incurred by Buyer which are attributable to the closure of such Facility and the relocation to the Comparable Facility; and

                 (iii) Such profits which Buyer reasonably would have made on sales of products which, but for such closure, would have been made at the Facility between the time such Facility is closed and the time that the Comparable Facility could reasonably be expected to commence operations, but in no event profits greater than could reasonably be attributed to one year of production at the closed Facility.

         (g) Notwithstanding anything contained in this Agreement, the obligations of Buyer to make payments to Seller under Sections 9.04(e) and (f) shall be Buyer's sole and exclusive remedy in respect of any interference with Buyer's operations at a Facility resulting from a Seller Response or any permanent closure of a Facility directed by Seller in connection with any Seller Response. Any savings which inure to the benefit of Buyer as a result of any such interference or closure shall be set off against any amounts which Seller is obligated to pay Buyer under Sections 9.04(e) or (f). In connection with any Response activities to be performed by Seller, Buyer should take such reasonable actions as are required by Seller and shall otherwise cooperate with Seller to mitigate any cost and losses which Buyer may incur.

         SECTION 9.05. GROUNDWATER TESTING. Promptly after the Closing Time, Seller will obtain and test groundwater samples from the Logansport Facility in accordance with the work plan attached hereto as Exhibit G (the "Groundwater Test"). Seller will report the results of the Groundwater Test to appropriate Governmental Authority to the extent Seller determines in good faith that such reporting is required by Applicable Law. Buyer shall use its reasonable good faith efforts to cooperate with Seller in all matters relating to the Groundwater Testing and hereby does, grant to Seller, its agents, employees, contractors and consultants, all access to the Facilities reasonably necessary to perform any Groundwater Testing. Such access shall include use of utilities at Seller's expense and reasonable office, parking and storage space. In connection with such sampling and testing, Buyer shall allow Seller to install, operate and maintain any monitoring devices at, on or under the Facilities, including, but not limited to monitoring wells. If, as a result of the Groundwater Test, an Environmental Claim is made such Environmental Claim shall be subject to Section 9.04 and any Environmental Costs resulting from such Environmental Claim shall be subject to the allocation provided for in Section 9.03.


                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION
                           -------------------------

         SECTION 10.01.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         (a) The representations and warranties set forth in Articles III and IV shall survive the Closing for the period ending 540 days after the Closing Time. Upon the expiration of such period all representations and warranties shall expire and terminate and there shall be no liability or obligation whatsoever in respect thereof whether such liability has accrued prior to or will accrue after expiration of such period unless the party seeking such indemnification shall make its claim therefor on or prior to the date on which the relevant representation or warranty shall expire.

         (b) The representations and warranties referred to in Section 10.01(a) are, to the extent and so long as they survive the Closing, referred to as the "Surviving Representations".

         SECTION 10.02. SELLER'S AGREEMENT TO INDEMNIFY. Subject always to Sections 10.04, 10.05 and 10.06, the Seller shall indemnify and hold harmless the Buyer (and in respect of (c) defend) in respect of any and all Damages incurred by Buyer as a result of the following:

         (a) any inaccuracy or misrepresentation in or breach of any Surviving Representation made by the Seller in this Agreement;

         (b) any breach or failure to perform by the Seller after the Closing Time of any of its covenants contained in this Agreement; or

         (c) any Third Party Claim against Buyer resulting from the failure of Seller to perform, pay or discharge any Excluded Liability.

          SECTION 10.03. BUYER'S AGREEMENT TO INDEMNIFY. Subject always to Sections 10.04, 10.05 and 10.06, the Buyer shall indemnify and hold harmless the Seller (and in respect of (c) defend) in respect of any and all Damages incurred by Seller as a result of the following:

         (a) any inaccuracy or misrepresentation in or breach of any Surviving Representation made by the Buyer in this Agreement;

         (b) any breach or failure to perform by the Buyer after the Closing Time of any of its covenants contained in this Agreement; or

         (c) a Third Party Claim against Seller resulting from the failure of Buyer to perform, pay or discharge any Assumed Liability.

         SECTION 10.04. INDEMNIFICATION LIMITS; EXCLUSIVE REMEDY.
Notwithstanding any other provisions of this Agreement:

         (a) Neither party to this Agreement shall be entitled to indemnification pursuant to this Article X for any Damages under Sections 10.02(a) or 10.03(a), unless and to the extent (y) Damages incurred with respect to a given instance exceed Eighty Thousand Dollars ($80,000) and (z) the amount by which Damages for all such instances in excess of such amount exceed Eight Hundred Thousand Dollars ($800,000).

         (b) Neither party to this Agreement shall be entitled to indemnification pursuant to this Article X for any Damages under Sections 10.02(a) or 10.03(a), unless the party seeking such indemnification shall make its claim therefor on or prior to the date on which the relevant representation or warranty shall expire pursuant to Section 10.01.

         (c) In no event will either party be liable to the other party under Sections

10.02(a) or 10.03(a) for any Damages or any portion of any Damages in excess of Eighty Million Dollars ($80,000,000) in the aggregate.

         (d) Each party hereto acknowledges and agrees that, after the Closing Date, with respect to any claim by a party hereto against the other party hereto which arises out of breach of any of the representations, warranties, covenants or agreements of the Seller or the Buyer herein, the transactions contemplated hereby or any of the subject matter hereof, the indemnification remedy set forth in this Article X shall be the sole and exclusive remedy of the parties with respect thereto and each party covenants not to, directly or indirectly, institute or prosecute or aid in the prosecution of any claim, demand, cause of action, suit or other proceeding against the other party with respect thereto except pursuant to this Article X; provided, however, nothing set forth in this Section 10.04(d) shall be deemed to prohibit or limit either party's right at any time to seek injunctive relief for the failure of the other party to perform any covenant or agreement contained herein.

         (e) In connection with any Direct Claim brought by one party against the other party to enforce this Agreement, to the extent that a party prevails in prosecuting or defending such Direct Claim such party shall be entitled to be reimbursed by the other party for all reasonably and proximately incurred out-of-pocket costs, expenses and attorneys' fees incurred by it in respect of matters on which it prevailed and all costs and expenses incurred in connection therewith by the non-prevailing party as to matters on which it did not prevail shall not be included within and shall be excluded from any Damages incurred by such non-prevailing party.

         (f) Neither party shall have any obligation to indemnify the other party in respect of any Third Party Claim asserted by any person who is not an Independent Party.

         (g) If a party has knowledge of an Indemnification Claim at the Closing Time, such party shall be deemed to have waived such Indemnification Claim and the other party shall have no liability therefor.

         (h) All Damages shall be computed net of (i) Tax benefits actually realized or realizable resulting therefrom to a party, and (ii) the amount of any insurance benefits actually collected or collectible with respect thereto which reduces the

Damages that would otherwise be sustained, each party covenanting to pursue such tax benefits and insurance coverage in good faith.

         (i) An Indemnitor may not assert any offset or similar right in respect of its obligations under this Agreement based upon any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any other actual or alleged liability or obligation of the Indemnitee to the Indemnitor; provided, however, that the inability to assert any offset or similar right pursuant to this sentence will not of itself result in a waiver of any such actual or alleged breach of this Agreement, which may, subject to this Article X, be asserted pursuant to this Article X.

         SECTION 10.05. PROCEDURE FOR THIRD PARTY CLAIMS. The rights and obligations of the Indemnitee and Indemnitor with respect to Indemnification Claims arising out of a Third Party Claim shall be subject to the following conditions:

         (a) If a party receives notice of the assertion of any Third Party Claim in respect of which it intends to make an Indemnification Claim, the Indemnitee shall promptly provide written notice (an "Indemnification Notice") of such assertion to the Indemnitor; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnification Notice shall describe in reasonable detail the nature of the Third Party Claim, the basis for an Indemnification Claim and shall be accompanied by copies of papers and documents which have been served upon the Indemnitee and such other documents and information as may be appropriate to an understanding of such Third Party Claim and the liability of the Indemnitor to indemnify the Indemnitee hereunder. Except as required by law, the Indemnitee shall not take any action which may prejudice the defense of such Third Party Claim unless and until Indemnitor has been given the opportunity to assume the defense thereof under this Section 10.05 and refused to do so. If Indemnitee takes any such action which does prejudice the defense of such Third Party Claim then Indemnitee shall be liable to Indemnitor to the extent of such prejudice.

         (b) Upon receipt of an Indemnification Notice, the Indemnitor shall have the right but not the obligation to promptly assume and take exclusive control of the defense, negotiation and/or settlement of such Third Party Claim; provided that the assumption of such defense by Indemnitor of a Third Party Claim shall not prejudice any right of the Indemnitor to recover Damages from the Indemnitee to the extent of any Indemnitee liability in respect of such Third Party Claim.

         (c) If the Indemnitor does not, within thirty days after receipt of an Indemnification Notice, take over the defense of such Third Party Claim then the parties agree that the Indemnitee may join the Indemnitor in any action, claim or proceeding brought by the third party asserting such Third Party Claim as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of indemnity granted to such Indemnified Party pursuant to this Agreement.

         (d) If the Indemnitor has assumed the defense of a Third Party Claim then the Indemnitee shall not compromise or settle such Third Party Claim; provided, however, that the Indemnitee shall have the right to settle at its sole cost and expense any Third Party Claim at any time if the Indemnitee waives its right to recover any Damages therefor from the Indemnitor.

         (e) If a party is defending, negotiating or settling a Third Party Claim for which the other party may be liable, then such party shall at all times do so in good faith as if it were ultimately liable for all Damages resulting therefrom and shall not settle such Third Party Claim except on terms which are commercially reasonable measured in the context of the matter settled and not in respect of any other consideration of the settling party. The party controlling the defense of a Third Party Claim shall keep the Indemnitee or Indemnitor, as the case may be, reasonably informed at all stages of the defense of such Third Party Claim. The party not controlling the defense of any such Third Party Claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such Third Party Claim. Each party shall reasonably cooperate with the other in the defense, negotiation and/or settlement of any such Third Party Claim. In connection with any defense of a Third Party Claim undertaken by the Indemnitor, the Indemnitee shall provide Indemnitor, its counsel, accountants and other representatives with reasonable access to relevant properties, contracts, books and records and make available such personnel of the Indemnitee as the Indemnitor may reasonably request.

         (f) If either party receives an offer to settle such Third Party Claim, it shall promptly present such offer to the other party. If the Indemnitor is willing to accept and perform all of the terms of such settlement offer and the Indemnitee refuses to accept such settlement offer; THEN (1) the Indemnitor's liability to the Indemnitee hereunder with respect to such Third Party Claim shall not exceed the amount of money and the performance obligations proposed to be paid pursuant to such settlement offer, and, (2) if the Indemnitor has assumed the defense of such Third Party Claim, then the Indemnitor may, if it so elects, tender the defense thereof to the Indemnitee by paying to Indemnitee the amount of money proposed to be paid in such settlement offer and irrevocably accepting any non-monetary performance obligations, in which case the Indemnitor shall have no further liability to the Indemnitee hereunder with respect to such Third Party Claim and the Indemnitee shall have sole responsibility for the future defense of such Third Party Claim and for any and all liabilities, damages, claims, costs, and expenses (including attorneys' fees) resulting therefrom.

         SECTION 10.06. PROCEDURE FOR DIRECT CLAIMS. The rights and obligations of Indemnitee and Indemnitors with respect to Indemnification Claims resulting from or arising out of Direct Claims shall be subject to the following conditions: A party having an Indemnification Claim resulting from or arising out of a Direct Claim shall give prompt written notice to Indemnitor (an "Indemnification Notice") specifying in reasonable detail each provision of this Agreement under which the Indemnification Claim is made and the nature and amount of the Indemnification Claim asserted; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. If the Indemnitor, within 30 days after the receipt of notice by Indemnitee, shall not give written notice to Indemnitee accepting in its entirety such Indemnification Claim, such Indemnification Claim shall be deemed rejected by the Indemnitor and the parties may pursue such remedies as are provided for by this Agreement.


                                   ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

         SECTION 11.01.  EXPENSES.  Except as otherwise provided in this

Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

         SECTION 11.02. BULK TRANSFER LAWS. Notwithstanding any other provision of this Agreement, the Buyer hereby waives compliance by the Seller with the provisions of any so-called bulk transfer law of any jurisdiction in connection with the transactions contemplated hereby. Seller hereby indemnifies and agrees to hold Buyer harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable counsel fees, reasonably and proximately incurred or sustained by Buyer due to such non-compliance.

         SECTION 11.03. ASSIGNMENT. Except as provided in this Section 11.03, no party hereto shall transfer or assign, or grant or permit to exist any lien on, this Agreement or any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of the other party hereto (which consent may be withheld in such other party's sole discretion), and any such purported transfer or assignment without such consent shall be void and of no force or effect. Either party may assign all but not less then all of its rights under this Agreement to any Affiliate of it provided that:
(i) prior to any such assignment such Affiliate undertakes in a writing reasonably satisfactory to the other party, to perform all of the assigning party's obligations hereunder; (ii) no assignment shall relieve the assigning party of any of its liabilities or obligations hereunder, and (iii) in the case of a proposed assignment by Buyer or any Affiliate of Buyer, the proposed assignee is the owner of all or substantially all of the Purchased Assets and the Guaranty is made applicable to the performance by such Affiliate of this Agreement. If Buyer or any Affiliate to which Buyer's rights hereunder are assigned pursuant to this Section 11.03 ceases to be an Affiliate of BTR plc, a United Kingdom company, then Buyer's rights hereunder and any rights so assigned shall automatically terminate and be of no further force or effect.

         SECTION 11.04. SEVERABILITY. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. In the event that any provision of this Agreement shall be finally determined by a court of competent jurisdiction to be unenforceable such court shall have jurisdiction to reform this Agreement so that it is enforceable to the maximum extent permitted by law and the parties shall abide by such court's determination.

         SECTION 11.05. AMENDMENT AND WAIVER. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party thereto. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

         SECTION 11.06. PARTIES IN INTEREST; LIMITATION ON RIGHTS OF OTHERS. This Agreement shall be binding upon and inure to the benefit of the parties thereto and their permitted assigns. Nothing in this Agreement, whether express or implied, shall give or be construed to give any person (other than the parties thereto and their permitted assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement, unless such person is expressly stated in this Agreement to be entitled to any such right, remedy or claim.

         SECTION 11.07. COUNTERPARTS; EFFECTIVENESS. This Agreement (a) may be executed by the parties thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same contract and (b) shall not become effective until one or more counterparts have been executed by each party thereto and delivered to the other parties thereto.

         SECTION 11.08. ENTIRE AGREEMENT. This Agreement together with any exhibits, schedules, appendices and attachments thereto, constitute the entire agreement of the parties with respect to the subject matter thereof and supersede all prior written and oral agreements and understandings with respect to such subject matter including, without limitation, the Letter of Intent between Seller and BTR Dunlop, Inc., dated December 21, 1995.

         SECTION 11.09.  GOVERNING LAW.  This Agreement shall in all respects be





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governed by and construed in accordance with the internal laws of the State of
Ohio applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

         SECTION 11.10. NOTICES. All notices and other communications to be given to any party under this Agreement shall be in writing and any notice shall be deemed given when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number of such party specified below (or at such other address or facsimile number as such party shall designate by like notice):

     (a)  If to the Buyer:        BTR Antivibration Systems, Inc.
                                  910 E Whitcomb
                                  Madison Heights, MI 48071-0729
                                  Attn: David Miles

     With a copy to:              BTR Inc.
                                  333 Ludlow Street
                                  Stamford, CT 06902
                                  Attn: Peter M. Kent

     (b)  If to the Seller:       GenCorp Inc.
                                  175 Ghent Road
                                  Fairlawn, Ohio 44333
                                  Attn: Chief Financial Officer

         SECTION 11.11. INTERPRETATION. It is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of





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each and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BTR ANTIVIBRATION                   GENCORP INC.
SYSTEMS, INC.

By:____________________________     By:________________________________

Name:__________________________     Name: D. M. Steuert

Title:_________________________     Title: Senior Vice President
                                           & Chief Financial Officer





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                                   EXHIBIT A

                                  DEFINITIONS
                                  -----------

         As used in the Asset Purchase Agreement dated as of February 14, 1996 between GenCorp Inc. and BTR Antivibration Systems, Inc. (the "Asset Purchase Agreement"), each term set forth below shall have the specified meaning:

         "AMPE" means Seller's Advanced Materials Process Engineering Center.

         "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

         "APPLICABLE LAW" means, with respect to any Person, any federal, state or local statute, law, rule, regulation or ordinance now or hereafter in effect of any Governmental Authority which is applicable to such Person.

         "ATTRIBUTABLE TO THE VC BUSINESS", when used with respect to assets and properties, shall mean assets and properties used, or held for use by Seller primarily in connection with the VC Business but is meant to exclude assets and properties used or held for use by Seller primarily in any business other than the VC Business or used or held for use generally in the VC Business as well as in other businesses or activities of Seller.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to close.

         "CTC" means the Seller's Corporate Technology Center.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "ESTIMATED CLOSING NET ASSETS STATEMENT" means the statement prepared





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by Seller of the estimated book value of the Purchased Assets and estimated book amount of the Assumed Liabilities as of the Closing Time, a copy of which is attached hereto as Exhibit H.

         "CLOSING NET ASSETS STATEMENT" means the Estimated Closing Net Assets Statement, adjusted to reflect final depreciation through the Closing Time, accruals for fixed asset purchases made but not received prior to the Closing Time and, with respect to Seller's shareholders equity in the JV Shares, such adjustments as are necessary to reflect minority shareholders' income.

         "COMPETITIVE BUSINESS" means the activity of designing, manufacturing, or selling in the United States or Canada products competitive with the products of the VC Business as of the Closing Time.

         "D&E FACILITY" means the land, building and improvements known as the Design & Engineering Center and located at One General Street, Wabash, Indiana 46992.

         "D&E VC EQUIPMENT" means the items identified on Exhibit M.

         "DAMAGES" means any and all reasonably and proximately incurred liabilities, obligations, damages, judgments, orders, assessments, interest, penalties, fines, settlement payments, losses, costs and expenses (including, without limitation, reasonable legal fees and out-of-pocket expenses incurred in connection with investigating, defending, negotiating and/or settling any Third Party Claim); provided, however, that (except in the case of common law fraud) the following shall not be included within and shall be excluded from
Damages: (i) any consequential damages (including, without limitation, lost profits and lost savings) except to the extent that any such consequential damages result directly from facts actually known by the party against whom a claim is made; (ii) punitive damages and exemplary damages; (iii) any investigation and defense costs and expenses incurred by an Indemnitee prior to giving of an Indemnification Notice under Sections 10.05 or 10.06 or after the defense of a Third Party Claim has been assumed by the Indemnitor, and; (iv) any internal employee and administrative costs and expenses.

       "DIRECT CLAIM" shall mean a claim asserted under Section 10.06 by a party





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against the other party to enforce this Agreement.

      "DISCLOSURE SCHEDULE" means that certain schedule identified as such and delivered by the Seller to the Buyer pursuant to the Asset Purchase Agreement.

         "DOLLARS" or "$" means United States dollars.

         "ENVIRONMENTAL CLAIM" means a Third Party Claim by Governmental Authority or an Independent Party under the Environmental Laws in respect of the investigation, remediation or monitoring of an Environmental Condition.

         "ENVIRONMENTAL CONDITION" means a Hazardous Material which (a) is in, or under the soil, groundwater or surface water of a Facility or has migrated therefrom or (b) has been released in or on the land, or any building, structure or other improvement of a Facility to the extent of such release.

         "ENVIRONMENTAL COSTS" means all out-of-pocket costs incurred in investigating, remediating, and monitoring an Environmental Condition and all out-of-pocket costs incurred in investigating or defending a Governmental Authority demand for investigating, remediating or monitoring an Environmental Condition.

         "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws, statutes, ordinances, codes, rules and regulations now or hereafter in effect relating to emissions, discharges, and releases of Hazardous Materials into land, soil, ambient air, water, and atmosphere, and/or the generation, treatment, storage, transportation, disposal and remediation of Hazardous Materials, including, without limitation, the following Federal laws and all rules and regulations thereunder: (1) The Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601-9675; (2) The Resource Recovery and Conservation Act, 42 U.S.C. Section Section 6901-6992k;
(3) The Clean Air Act, 42 U.S.C. Section Section 7401-7471; (4) The Clean Water Act, 33 U.S.C. Section Section 1251-1387; (5) The Hazardous Materials Transportation Act, 49 U.S.C. Section 1801-1812; (6) The Toxic Substances Control Act, 15 U.S.C. Section 2601-2692; and (7) The Emergency Planning & Community Right-to-Know Act, 42 U.S.C. Section Section 11001-11050.





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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended from time to time.

         "FT. WAYNE FACILITY" means the property leased by Seller located at Suite 140, 6920 Point Inverness Way, Ft Wayne, Indiana.

         "FACILITIES" means, collectively, the Logansport Facility and the Peru Facility.

         "GENCORP ACCOUNTING PRINCIPLES" means the accounting principles described on Exhibit I.

         "GOVERNMENTAL AUTHORITY" means the United States of America, any State thereof, or any court, department, or agency of the United States of America, any State thereof, or political subdivision of any of them or any court, department, or agency of such political subdivision.

         "HAZARDOUS MATERIALS" means the following: (1) "Hazardous Substances," under Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act; (2) "Hazardous Air Pollutants" under
Section 112(b) of the Clean Air Act; (3) "Imminently hazardous chemical substances" under Section 7 of the Toxic Substances Control Act; and (4) "Hazardous Waste" under Section 1004(5) of the Solid Waste Disposal Act or under Section 6903(5) of the Resource Recovery and Conservation Act; (5) "Hazardous Materials" as defined in the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801-1812, (6) "Toxic Substances" as defined in the Toxic Substance Control Act, 15 U.S.C. Section 2601-2692 and (7) all substances, pollutants, wastes, materials, chemicals and mixtures regulated under any Environmental Laws of Indiana or any political subdivision thereof or under any Environmental Laws of any other applicable state or political subdivision thereof; but the term Hazardous Materials excludes, asbestos, radon gas and lead based paint.

         "HENNIGES" means GenCorp GmbH, GenCorp Beteiligungs GmbH, HENNIGES Elastomer- und Kunststofftechnik Verwaltungs, GmbH, HENNIGES Elastomer- und Kunststofftechnik GmbH & Co. KG and Henniges Elastomers Ireland GmbH.





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         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended.

         "INDEMNITEE" shall mean the party making an Indemnification Claim.

         "INDEMNITOR" shall mean the party against whom an Indemnification Claim is made.

         "INDEMNIFICATION CLAIM" shall mean a claim of Buyer under Section
10.02 or a claim of Seller under Section 10.03.

         "INDEPENDENT PARTY" means as to any party: (i) any individual not employed by it or any of its Affiliates, and (ii) any corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other legal entity of any kind which is not an Affiliate of it.

         "INTELLECTUAL PROPERTY" means rights under or to patents and patent applications; trademarks and trademark applications and registrations; trade names; service marks; service names, copyrights and copyright applications and registrations; and trade secrets, designs, drawings, patterns, specifications, formulas, technology, inventions, processes and know-how of a scientific or technical nature.

         "IRC" means the Internal Revenue Code of 1986, as amended.

         "IRS" means the United States Internal Revenue Service.

         "JV SHARES" means 60 Common Shares, without par value of GT Automotive Co., Ltd., an Ohio corporation and 450 Common Shares, without par value, of GKK Automotive Co., Ltd., an Ohio corporation (each a "JV Company").

         "KNOWLEDGE", "KNOWLEDGE", "KNOWN TO" or words of similar import mean for purposes of Seller's representations and warranties (but shall not be so limited for purposes of the definition of Damages), the actual knowledge of the following persons: Thomas Arndt, Greg Finch, Richard Fradette, Sandra Henning, Bob





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Carper and John Nemec.

         "LOGANSPORT FACILITY" means the land, building and improvements located at One General Street, Logansport, Indiana.

         "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, financial condition, results of operations, assets, or liabilities of the VC Business that results in a material adverse effect on, or a material adverse change in, the Purchased Assets taken as a whole, or a material adverse effect on the VC Business taken as a whole.

         "PERMITTED LIENS" means any and all: (1) Liens for Taxes or assessments that are due but not yet delinquent; (2) Liens disclosed on the Closing Net Assets Statement; (3) materialmen's, mechanic's, repairmen's, contractors', operators' or other similar Liens or charges incidental to construction, maintenance or operation of the Facilities; (4) the terms and conditions of and any legal or equitable Liens deemed to exist by reason of undertakings or covenants in any of the leases, agreements, orders and instruments included within the Purchased Assets; (5) rights reserved to or vested by law or regulation in any Governmental Authority to control or regulate the VC Business, including, without limitation, zoning ordinances, building codes, Environmental Laws and rights of eminent domain; (6) easements, rights-of-way, imperfections of title, covenants, undertakings, restrictions, conditions or limitations of record in respect of the Owned Real Property; (7) any matter in respect of the Owned Real Property that would be disclosed by an accurate survey or inspection; and (8) Liens listed on Exhibit J.

         "PERSON" means an individual, corporation, partnership, association, trust, estate, Governmental Authority or other entity but excluding the parties.

         "PERU FACILITY" means the land, buildings or improvements located at 100 North E, U.S. Highway 31, Peru, Indiana.

         "SHARED FACILITIES" means the D&E Facility, Wabash Facility and Farmington Hills Facility.

         "TAXES" means all income, franchise, excise, real and personal property,





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sales, use, value-added, payroll,  withholding, social security and other taxes and assessments imposed by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

         "THIRD PARTY CLAIM" means as to any party to this Agreement the assertion or commencement against it of any claim, demand, suit or action or any legal, administrative, governmental or other proceeding by any Governmental Authority or any other person or entity which is an Independent Party.

         "TITLE MATTERS" means (1) Seller's title to or ownership of all or any interest in the Owned Real Property or (2) any defect, restriction, covenant, easement, encroachment or encumbrance with respect to the Owned Real Property.

         "UNION NOVATION AGREEMENTS" means the Peru USWA Novation Agreement, the Logansport Teamsters Novation Agreement, the Logansport USWA Novation Agreement, the Wabash USWA Amendment Agreement and the Wabash Teamsters Amendment Agreement, each dated the date hereof and between Buyer, Seller and the applicable Union.

         "VC BUSINESS" means the business conducted through Seller's Vibration Control Division of designing, developing, manufacturing and selling vibration control components for automobile and truck applications and producing agricultural and marine products provided that (i) with respect to any Shared Facility such business includes only those operations, assets, rights, contracts and business which pertain exclusively to Seller's Vibration Control Division, (ii) such business does not include Henniges or any of the operations, assets, contracts, rights or business of Henniges, (iii) such business does not include any operations, assets, rights, contracts or business of CTC or AMPE, and (iv) such business does not include the operations, assets, contracts, rights or business at the Wabash Facility which will be owned by Seller after the Closing.

         "VC INTELLECTUAL PROPERTY" means the Patents, the Trademarks and the Copyrights and any other Intellectual Property that is owned by Seller and useful solely and exclusively for the VC Business but excludes any NIST Invention.

         "WABASH ENVIRONMENTAL CONDITION" means a Hazardous Material which (a)





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is in, or under the soil, groundwater or surface water of the Wabash Facility or (b) has been released in or on the land, or any building, structure or other improvement of the Wabash Facility to the extent of such release.

         "WABASH FACILITY" means the land, buildings and improvements located at One General Street, Wabash, Indiana 46992.

         "WABASH VC EQUIPMENT" means the items identified on Exhibit K.

         "WABASH VC INVENTORY" means all inventory used or held for use at the Wabash Facility for the VC Business, excluding compounding inventory and crib inventory not Attributable to the VC Business.

         "WORKING CAPITAL ITEMS" means the items described on Exhibit L.





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